CERTAIN PORTIONS OF THIS EXHIBIT, INDICATED BY THE MARK [*], HAVE BEEN OMITTED BASED UPON A REQUEST FOR CONFIDENTIAL TREATMENT AND THE NON-PUBLIC INFORMATION WILL BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

LICENSE, DEVELOPMENT AND COMMERCIALIZATION AGREEMENT
This LICENSE, DEVELOPMENT AND COMMERCIALIZATION AGREEMENT (the “Agreement”) is entered into as of August 3, 2018 (the “Effective Date”) by and between SYNERGY PHARMACEUTICALS INC., a corporation organized and existing under the laws of Delaware and having a place of business at 420 Lexington Avenue # 2012, New York, NY 10170, USA (“Synergy”) and SHANDONG LUOXIN PHARMACEUTICAL GROUP STOCK CO., LTD., a corporation organized and existing under the laws of the People’s Republic of China and having a place of business at Luoqi Road, Linyi High and New Technology Industries Development Zone, Shandong Province (“Luoxin”). Synergy and Luoxin are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, Synergy has developed the Product (as defined below) for the treatment of chronic idiopathic constipation and irritable bowel syndrome with constipation, and has obtained regulatory approval of the Product in the U.S. for such Indications; and
WHEREAS, Luoxin desires to obtain from Synergy an exclusive license to Develop and Commercialize the Licensed Products in the Luoxin Territory (with each capitalized term as respectively defined below), and Synergy is willing to grant such license to Luoxin, all under the terms and conditions hereof.
NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the Parties agree as follows:
1.
1. DEFINITIONS
1.1 “Accounting Standards” means U.S. generally accepted accounting principles (“GAAP”) or, to the extent that Luoxin adopts International Financial Reporting Standards (“IFRS”), then “Accounting Standards” means IFRS, in either case consistently applied.
1.2 “Act” shall mean, as applicable, the United States Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§301 et seq., and/or the Public Health Service Act, 42 U.S.C. §§262 et seq., as such may be amended from time to time.
1.3 “Adverse Impact” means (a) a delay of more than six (6) months in the Development and/or Commercialization of the Licensed Products in the Synergy Territory; (b) a change, deletion or addition of the Indications for which the Licensed Products are Developed or

Commercialized in the Synergy Territory; or (c) a more than thirty percent (30%) decrease in the potential market size of the Licensed Products in the Synergy Territory.
1.4 “Affiliate” means, with respect to a particular Party, a Person that controls, is controlled by or is under common control with such Party. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of fifty percent (50%) or more of the voting stock of such entity, or by contract or otherwise. For clarity, once a Person ceases to be an Affiliate of a Party, then, without any further action, such Person shall cease to have any rights, including license and sublicense rights, under this Agreement by reason of being an Affiliate of such Party.
1.5 “Anti-Corruption Laws” means laws, regulations, or orders prohibiting the provision of a financial or other advantage for a corrupt purpose or otherwise in connection with the improper performance of a relevant function, including without limitation, the Corruption of Foreign Public Officials Act (CFPOA), the US Foreign Corrupt Practices Act (FCPA), the UK Bribery Act 2010, and similar laws governing corruption and bribery, whether public, commercial or both, to the extent applicable.
1.6 “Business Day” means a day other than Saturday, Sunday or any day that banks in New York, U.S. or Beijing, China are required or permitted to be closed.
1.7  “CFDA” means the China Food and Drug Administration, or any successor agency or authority thereto.
1.8 “Change of Control” means with respect to either Party: (a) the sale of all or substantially all of such Party’s assets or business relating to this Agreement (other than to an Affiliate of such Party); (b) a merger, reorganization or consolidation involving such Party in which the voting securities of such Party outstanding immediately prior thereto cease to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger, reorganization or consolidation; or (c) a Person, or group of Persons, acting in concert acquire more than fifty percent (50%) of the voting equity securities or management control of such Party.
1.9  “CMC Information” means Information related to the chemistry, manufacturing and controls of the Licensed Products, as specified by the FDA, CFDA and other applicable Regulatory Authorities.
1.10 “Commercialization,” with a correlative meaning for “Commercialize” and “Commercializing,” means all activities undertaken before and after obtaining Regulatory Approvals relating specifically to the pre-launch, launch, promotion, detailing, medical education and medical liaison activities, marketing, pricing, reimbursement, sale, and distribution of Licensed Products, including strategic marketing, sales force detailing, advertising, market Licensed Product support, all customer support, Licensed Product distribution and invoicing and sales activities; provided, however, “Commercialization” shall exclude any activities relating to the manufacture of Licensed Product.
1.11 “Commercially Reasonable Efforts” means, with respect to either Party’s obligations under this Agreement, the carrying out of such obligations with a level of efforts and resources consistent with the commercially reasonable practices of a similarly situated company in the pharmaceutical industry for the active and diligent commercialization of a similarly situated branded pharmaceutical product as the Licensed Product at a similar stage of commercialization, taking into account efficacy, safety, patent and regulatory exclusivity, anticipated or approved labeling, present and future market potential, competitive market conditions, the profitability of the product in light of pricing and reimbursement issues, and all other relevant factors (but not taking into account any payment owed to Synergy under this Agreement or any other pharmaceutical product that Luoxin is then researching, developing or commercializing, alone or with one or more collaborators).
1.12 “Common Technical Document” or “CTD” means a set of specifications for application dossier adopted by the ICH for organizing applications of pharmaceuticals for human use to regulatory authorities.
1.13 “Competitive Product” means any pharmaceutical composition or preparation containing any peptide listed in Exhibit B, excepting plecanatide, dolcanatide and linaclotide.
1.14 “Confidential Information” of a Party means any and all Information of such Party or its Affiliates that is disclosed to the other Party or its Affiliates under this Agreement, whether in oral, written, graphic, or electronic form. In addition, all Information disclosed by a Party or its Affiliates pursuant to the confidentiality agreement between the Parties dated April 2, 2018 (the “Confidentiality Agreement”) shall be deemed to be Confidential Information of such Party disclosed hereunder; provided, however, that any use or disclosure of any such Information that is authorized under Article 12 shall not be restricted by, or be deemed a violation of, the Confidentiality Agreement. For clarity, Synergy Licensed Know-How shall be deemed Confidential Information of Synergy.
1.15 “Control” means, with respect to any material, Information, or intellectual property right, that a Party (a) owns or (b) has a license (other than a license granted to such Party under this Agreement) to such material, Information, or intellectual property right and, in each case, has the ability to grant to the other Party access, a license, or a sublicense (as applicable) to the foregoing on the terms and conditions set forth in this Agreement without violating the terms of any existing agreement or other arrangement with any Third Party or, with respect to any material, Information or intellectual property right obtained by Synergy after the Effective Date from a Third Party without being obligated to pay any royalties or other consideration therefor unless Luoxin agrees in advance of any grant of rights thereto to pay such royalties or other consideration.
1.16  “Cover,” “Covering” or “Covered” means, with respect to any Licensed Product, that the manufacture, use, offer for sale, sale or import of such Licensed Product in the

Luoxin Territory by an unlicensed Third Party would infringe a Valid Claim of a Synergy Licensed Patent.
1.17 “Data” means all data, including CMC data, non-clinical data, preclinical data and clinical data, generated by or on behalf of a Party or its Affiliates or their respective sublicensees pursuant to activities conducted under this Agreement. For clarity, Data does not include any patentable inventions.
1.18 “Derivative” means a compound that (a) is structurally similar to an active pharmaceutical ingredient in the Licensed Product and (b) has substantially similar biological activity to such active pharmaceutical ingredient.
1.19 “Development,” with a correlative meaning for “Develop” and “Developing,” means all activities conducted after the Effective Date relating to preclinical and clinical trials, toxicology testing, statistical analysis, publication and presentation of study results with respect to Licensed Products, and the reporting, preparation and submission of applications (including any CMC Information) for obtaining, registering and maintaining Regulatory Approval of Licensed Products.
1.20 “FDA” means the U.S. Food and Drug Administration or any successor entity.
1.21 “Field” means the treatment of any and all human diseases and conditions that are included in the Synergy Indications; provided, that, “Field” shall specifically exclude any Indication that is the subject of a Global Study of which Luoxin has elected not to participate.
1.22 “First Commercial Sale” means the first sale of a Licensed Product in the Luoxin Territory to a Third Party after Regulatory Approval has been obtained in the Luoxin Territory.
1.23 “Fiscal Year” means Luoxin’s fiscal year that starts on January 1 and ends on December 31.
1.24 “GCP” or “Good Clinical Practices” means the then-current standards, practices and procedures promulgated or endorsed by the FDA as set forth in the guidelines entitled “Guidance for Industry E6 Good Clinical Practice: Consolidated Guidance,” including related regulatory requirements imposed by the FDA and comparable regulatory standards, practices and procedures promulgated by the CFDA or other Regulatory Authority applicable to the Luoxin Territory, as they may be updated from time to time, including applicable quality guidelines promulgated under the ICH.
1.25 “Generic Product” means, with respect to a Licensed Product sold in the Field in the Luoxin Territory, any pharmaceutical product that (a) (i) contains the same active pharmaceutical ingredients as such Licensed Product and is approved by the Regulatory Authority in the Luoxin Territory; or (ii) is A Rated (defined below) with respect to such Licensed Product or otherwise approved by the Regulatory Authority in the Luoxin Territory as a substitutable generic for such Licensed Product; and (b) is sold in the Luoxin Territory by a Third

Party that is not a sublicensee of Luoxin or any of its Affiliates and did not purchase such product or its active pharmaceutical ingredients from Luoxin, its Affiliates or their respective sublicensees. For purposes of this definition, “A Rated” means “therapeutically equivalent” as determined by the applicable Regulatory Authority in the Luoxin Territory.
1.26 “GLP” or “Good Laboratory Practices” means the then-current good laboratory practice standards promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 58, and comparable regulatory standards promulgated by CFDA or other Regulatory Authority applicable to the Luoxin Territory, as they may be updated from time to time, including applicable quality guidelines promulgated under the ICH.
1.27 “Governmental Authority” means any multi-national, national, federal, state, local, municipal, provincial or other governmental authority of any nature (including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).
1.28 “Government Official” means (a) any official or employee of any Governmental Authority, or any department, agency, or instrumentality thereof (including without limitation commercial entities owned or controlled, directly or indirectly, by a Governmental Authority), (b) any political party or official thereof, or any candidate for political office, in the Luoxin Territory or any other country, or (c) any official or employee of any public international organization.
1.29 “ICH” means International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use.
1.30 “IND” means an Investigational New Drug application filed with the FDA, or an equivalent filing outside of the U.S.
1.31 “Indication” means a separately defined, well-categorized class of human disease or condition for which a separate MAA (including any extensions or supplements) may be filed with a Regulatory Authority. For clarity, if an MAA is approved for a Licensed Product in a particular Indication and patient population, a label expansion for such Licensed Product to include such Indication in a different patient population shall not be considered a separate Indication.
1.32 “Information” means any data, results, technology, business or financial information or information of any type whatsoever, in any tangible or intangible form, including know-how, copyrights, trade secrets, practices, techniques, methods, processes, inventions, developments, specifications, formulae, software, algorithms, marketing reports, expertise, technology, test data (including pharmacological, biological, chemical, biochemical, clinical test data and data resulting from non-clinical studies), CMC Information, stability data and other study data and procedures.
1.33 “Inventions” means any inventions and/or discoveries, including Information, processes, methods, assays, designs, protocols, and formulas, and improvements or modifications thereof, patentable or otherwise, that are generated, developed, conceived or reduced to practice by or on behalf of a Party or its Affiliates or their respective sublicensees pursuant to activities conducted under this Agreement, in each case including all rights, title and interest in and to the intellectual property rights therein and thereto; provided, however, that Inventions shall exclude Data.
1.34 “Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, domestic or foreign.
1.35 “Licensed Compound” means Synergy’s plecanatide product for the treatment of Synergy Indications.
1.36 “Licensed Product” shall mean (a) the Licensed Compound, or (b) any pharmaceutical composition or preparation containing or comprising the Licensed Compound as an active pharmaceutical ingredient (“API”), including all formulations or dosage forms thereof.
1.37 “Luoxin Development Inventions” means any Inventions generated by or on behalf of Luoxin, its Affiliates and their respective sublicensees, including their employees, agents and contractors.
1.38 “Luoxin Development Patents” means any Patents that claim Luoxin Development Inventions.
1.39 “Luoxin Territory” means collectively, mainland China, Hong Kong and Macau (each a “Region”).
1.40 “Marketing Authorization Application” or “MAA” means a New Drug Application (“NDA”) or any other application to the appropriate Regulatory Authority for approval to market a Licensed Product, but excluding pricing approvals.
1.41 “Net Sales” means the gross amounts billed or invoiced by Luoxin, its Affiliates and their respective sublicensees for sales of Licensed Products to Third Parties and to Luoxin’s Affiliated distributors, less the following deductions to the extent reasonable and customary, provided to unaffiliated entities and actually allowed and taken with respect to such sales:
(a) trade, cash or quantity discounts not already reflected in the amount invoiced, to the extent related to the gross amount billed or invoiced;
(b) price reductions, rebates and administrative fees (including those paid or credited to pharmacy benefit managers, governmental authorities or otherwise);
(c) shipping costs, including freight, insurance and other transportation charges or costs incurred in shipping of Licensed Products to Third Parties (provided that, such shipping costs shall not be in excess of * percent (*%) of Net Sales with respect to any given calendar quarter);

(d) sales, use, excise, value-added or similar taxes, customs duties and other governmental fees, charges and surcharges imposed on the sale of Licensed Products;
(e) amounts repaid or credited by reason of rejections, defects, recalls or returns;
(f) amounts paid or credited for wholesaler chargebacks; and

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.

(g) any receivables that have been included in gross sales and are deemed to be uncollectible according to Accounting Standards (any such bad debt deductions shall be applied to Net Sales in the period in which such receivables are written off) (provided that, the amount of such receivables shall not be in excess of * percent (*%) of Net Sales with respect to any given calendar quarter).
Notwithstanding the foregoing and only for the purpose of calculating Net Sales, in the event the weighted average sales price billed or invoiced to Luoxin’s Affiliated distributors is less than * percent (*%) of the weighted average sales price billed or invoiced to Third Parties, then * percent (*%) of the weighted average sales price billed or invoiced to Third Parties shall be used as the sales price for calculating the Net Sales to Luoxin’s Affiliated distributors. Notwithstanding the foregoing, amounts received or invoiced by Luoxin, its Affiliates, or their respective sublicensees for the sale of Licensed Product among Luoxin, its Affiliates or their respective sublicensees shall not be included in the computation of Net Sales hereunder unless the purchasing entity is the end-user. For purposes of determining Net Sales, the Licensed Product shall be deemed to be sold when billed or invoiced. Net Sales shall be accounted for in accordance with standard Luoxin practices for operation by Luoxin, its Affiliates or their respective sublicensees, as practiced in the Luoxin Territory, but in any event in accordance with Accounting Standards, consistently applied in the Luoxin Territory. For clarity, a particular item may only be deducted once in the calculation of Net Sales. Notwithstanding anything to the contrary in the foregoing, to the extent any amounts deducted pursuant to subsections (d) or (g) above are subsequently recovered by Luoxin, its Affiliates, or their respective sublicensees during the Term, such recovered amounts shall be deemed “Net Sales” for the subsequent calendar quarter; provided that, if no royalties are owed by Luoxin for such subsequent calendar quarter pursuant to Section 8.5, Luoxin shall promptly refund such amount to Synergy.
With respect to any transfer of any Licensed Product in the Luoxin Territory for any substantive consideration other than monetary consideration on arm’s length terms, for the purposes of calculating the Net Sales under this Agreement, such Licensed Product shall be deemed to be sold exclusively for money at the average Net Sales price charged to Third Parties for cash sales in the Luoxin Territory during the applicable reporting period (or if there were only de minimus cash sales in the Luoxin Territory, at the fair market value as determined by comparable markets).
Luoxin, its Affiliates, and their respective sublicensees shall sell the Licensed Product as a standalone product and will not sell the Licensed Product as a part of a bundle with other products or offer packaged arrangements to customers that include the Licensed Product, except with Synergy’s prior written consent.
[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.

1.42 “Patents” means (a) pending patent applications, issued patents, utility models and designs; (b) reissues, substitutions, confirmations, registrations, validations, re-examinations, additions, continuations, continued prosecution applications, continuations-in-part, or divisions of or to any of the foregoing; and (c) extensions, renewals or restorations of any of the foregoing by existing or future extension, renewal or restoration mechanisms, including supplementary protection certificate or the equivalent thereof.
1.43 “Person” means an individual, corporation, partnership, limited liability company, limited partnership, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, Governmental Authority or any other form of entity not specifically listed herein.
1.44 “Proper Conduct Practices” means, Luoxin and each of its Representatives not, directly or indirectly, (a) making, offering, authorizing, providing or paying anything of value in any form, whether in money, property, services or otherwise to any Government Official, or other Person charged with similar public or quasi-public duties, or to any customer, supplier, or any other Person, or to any employee thereof, or failing to disclose fully any such payments in violation of the laws of any relevant jurisdiction to (i) obtain favorable treatment in obtaining or retaining business for it or any of its Affiliates, (ii) pay for favorable treatment for business secured, (iii) obtain special concessions or for special concessions already obtained, for or in respect of it or any of its Affiliates, in each case which would have been in violation of any applicable Law, (iv) influence an act or decision of the recipient (including a decision not to act) in connection with the Person’s or its Affiliate’s business, (v) induce the recipient to use his or her influence to affect any government act or decision in connection with the Person’s or its Affiliate’s business or (vi) induce the recipient to violate his or her duty of loyalty to his or her organization, or as a reward for having done so; (b) engaging in any transactions, establishing or maintaining any fund or assets in which it or any of its Affiliates shall have proprietary rights that have not been recorded in the books and records of it or any of its Affiliates; (c) making any unlawful payment to any agent, employee, officer or director of any Person with which it or any of its Affiliates does business for the purpose of influencing such agent, employee, officer or director to do business with it or any of its Affiliates; (d) violating any provision of applicable Anti-Corruption Laws; (e) making any payment in the nature of bribery, fraud, or any other unlawful payment under the applicable Laws of any jurisdiction where it or any of its Affiliates conducts business or is registered; or, (f) if such Person or any of its Representatives is a Government Official, improperly using his or her position as a Government Official to influence the award of business or regulatory approvals to or for the benefit of such Person, its Representatives or any of their business operations, or failing to recuse himself or herself from any participation as a Government Official in decisions relating to such Person, its Representatives or any of their business operations.
1.45 “Regulatory Approval” means all approvals necessary for the Commercialization of a Licensed Product in the Field in a given country or regulatory jurisdiction.
1.46 “Regulatory Authority” means, in a particular country or jurisdiction, any applicable Governmental Authority involved in granting Regulatory Approval in such country or jurisdiction.
1.47 “Regulatory Materials” means regulatory applications, submissions, notifications, communications, correspondence, registrations, Regulatory Approvals and/or other filings made to, received from or otherwise conducted with a Regulatory Authority in order to develop, manufacture, market, sell or otherwise commercialize Licensed Products in a particular country or jurisdiction.
1.48 “Renminbi” means Chinese yuan, and “¥” shall be interpreted accordingly.
1.49 “Representatives” means, as to any Person, such Person’s Affiliates and its and their successors, controlling Persons, directors, officers and employees.
1.50 “Synergy Indications” means (a) any separately defined, well-categorized class of human disease or condition for which Synergy has filed either a separate IND to an appropriate Regulatory Authority or MMA for approval to market Licensed Products outside the Luoxin Territory, or for which Synergy is otherwise developing or commercializing Licensed Products in the Synergy Territory (whether before or after the Effective Date) (which, for clarity, includes CIC and IBS-C) or (b) any other separately defined, well-categorized class of human gastrointestinal disease or condition pre-approved in writing by Synergy.
1.51 “Synergy IP” means the Synergy Licensed Know-How and Synergy Licensed Patents.
1.52 “Synergy Licensed Know-How” means all Information (including Data and Regulatory Materials) that (a) (i) is Controlled by Synergy or its Affiliates as of the Effective Date or (ii) becomes Controlled by Synergy or its Affiliates during the Term, and (b) is necessary for the Development or Commercialization of Licensed Products in the Field in the Luoxin Territory.

1.53 “Synergy Licensed Patents” means all Synergy Patents that (a)(i) are pending as of the Effective Date or (ii) are filed during the Term, or (b)(i) are issued as of the Effective Date or (ii) issue during the Term, in each case in the Luoxin Territory. Synergy Licensed Patents existing as of the Effective Date are set forth in Exhibit A.
1.54 “Synergy Patents” means all Patents that (a)(i) are Controlled by Synergy or its Affiliates as of the Effective Date or (ii) become Controlled by Synergy or its Affiliates during the Term, and (b) are necessary for the Development or Commercialization of Licensed Products in the Field in the Luoxin Territory.
1.55 “Synergy Territory” means the world except for the Luoxin Territory.
1.56 “Third Party” means any entity other than Synergy or Luoxin or an Affiliate of either of them.
1.57 “Transaction Agreements” means, collectively, (a) this Agreement, (b) the Supply Agreement, (c) the Quality Agreement and (d) any other agreement executed between the Parties in connection with any of the foregoing.
1.58 “U.S. Dollar” means a U.S. dollar, and “US$” shall be interpreted accordingly.
1.59 “U.S.” or “USA” means the United States of America, including all possessions and territories thereof.
1.60 “Valid Claim” means a claim (including a process, use, or composition of matter claim) of (a) an issued and unexpired patent that has not (i) irretrievably lapsed or been abandoned, revoked, dedicated to the public or disclaimed or (ii) been held invalid, unenforceable or not patentable by a court, governmental agency, national or regional patent office or other appropriate body that has competent jurisdiction, which holding, finding or decision is final and unappealable or unappealed within the time allowed for appeal or (b) a pending patent application, which claim has not been abandoned or finally disallowed without the possibility of appeal.
1.61 Additional Definitions: The following table identifies the location of definitions set forth in various Sections of the Agreement:

Defined Terms	Section
Agreement	Preamble
Alliance Manager	3.1
API	1.36
A Rated	1.25
Claims	11.1
Committee	3.2(b)
Commercialization Plan	6.2(a)
Competitive Product Entry	8.5(c)(ii)
Confidentiality Agreement	1.14

Defined Terms	Section
Development Plan	4.2
Effective Date	Preamble
Enforcing Party	9.3(c)
Executive Officers	14.1
Expert Arbitration	14.2
GAAP	1.1
Generic Entry	8.5(c)(i)
Global Study	4.1
IFRS	1.1
Indemnified Party	11.3
Indemnifying Party	11.3
Infringement	9.3(a)
Infringement Actions	9.4
Joint Steering Committee or JSC	3.2(a)
Losses	11.1
Luoxin	Preamble
Luoxin Housemarks	9.6(b)
Luoxin Indemnitees	11.1
Luoxin Product Mark	9.6(a)
Luoxin Sublicense Agreement	2.1(c)
NDA	1.40
Party	Preamble
Pharmacovigilance Agreement	5.8
Product Materials	4.7
Quality Agreement	7.4
Quality Agreement Terms	7.4
Region	1.39
Remedial Action	5.9
Royalty Term	8.5(b)
SIPO	9.2(a)
SIPO ESE Notice	9.2(a)
Subcommittee	3.2(b)
Supply Agreement	7.3
Supply Agreement Terms	7.3
Synergy	Preamble
Synergy Indemnitees	11.2
Synergy Partner	2.2
Tax Withholding	8.12(b)
Term	13.1
VAT	8.12(d)

ARTICLE 2
LICENSE
2.1 License to Luoxin.
(a) License Grant. Subject to the terms and conditions of this Agreement, Synergy hereby grants Luoxin an exclusive (even as to Synergy except as provided in Section 2.1(b) below) license, with the right to sublicense solely as provided in Section 2.1(c), under the Synergy IP, to manufacture and have manufactured (solely to the extent set forth in Section 7.5), Develop, distribute, market, promote, sell, have sold, offer for sale, import, label, package and otherwise Commercialize Licensed Products in the Field in the Luoxin Territory. As consideration for the foregoing license and access to and transfers of know-how under this Agreement, Luoxin will make certain payments to Synergy as set out in, and subject to the terms and conditions of, Article 8.
(b) Synergy Retained Rights. Notwithstanding the exclusive rights granted to Luoxin in Section 2.1(a), Synergy and its Affiliates retain the following: (i) the right to practice the Synergy IP within the scope of the license granted to Luoxin under Section 2.1(a) in order to perform, or have performed by a Third Party contractor, Synergy’s obligations under this Agreement or any other Transaction Agreement; (ii) the right to manufacture or have manufactured Licensed Products anywhere in the world, for sale and use in the Synergy Territory or for sale to Luoxin pursuant to the Supply Agreement; and (iii) the right to practice and license the Synergy IP outside the scope of the license granted to Luoxin in Section 2.1(a).
(c) Sublicense Rights. Luoxin shall have the right to grant sublicenses of the license granted in Section 2.1(a) to its Affiliates without Synergy’s prior consent or to Third Parties with Synergy’s express prior written consent, not to be unreasonably denied or delayed. Luoxin shall, within thirty (30) days after granting any sublicense under Section 2.1(a), notify Synergy of the grant of such sublicense and provide Synergy with a true and complete copy of the sublicense agreement (each, a “Luoxin Sublicense Agreement”). Each Luoxin Sublicense Agreement shall be consistent with the terms and conditions of this Agreement, and Luoxin shall be solely responsible for all of its sublicensees’ activities and any and all failures by its sublicensees to comply with the terms of this Agreement. Without limiting the foregoing, each Luoxin Sublicense Agreement shall include the following additional terms and conditions:
(i) the sublicensee shall be bound by non-use and non-disclosure obligations no less stringent than those set forth in this Agreement;
(ii) the sublicensee shall not have any right to grant further sublicenses to the Synergy IP or to engage subcontractors to perform its obligations to Luoxin;
(iii) the sublicensee shall not have any right to prosecute or maintain or enforce any Synergy Licensed Patents;

(iv) the sublicensee shall assign to Luoxin all Data and Inventions generated by such sublicensee;
(v) the sublicensee shall not have the right to submit, own or control any Regulatory Materials for Licensed Products; and
(vi) if this Agreement terminates, Synergy shall have the option, at its sole discretion, to (A) assume Luoxin’s rights and obligations under the Luoxin Sublicense Agreement if practicable, or (B) terminate the Luoxin Sublicense Agreement in its entirety without any penalty or other obligation to the sublicensee.
2.2 Synergy Partner. Without prejudice to Luoxin’s right under this Agreement, Synergy has the right, in its sole discretion, to enter into one or more agreements with Third Parties and grant such Third Parties the right to Develop, manufacture and/or Commercialize Licensed Products in one or more countries in the Synergy Territory (each such Third Party, a “Synergy Partner”), and Synergy shall have the right (but not the obligation) to exercise any and/or all of its rights and/or fulfill any and/or all of its obligations under this Agreement through Synergy Partner(s), including granting Synergy Partner(s) the right to participate in any Committee meetings as one or more of Synergy’s representatives, provided that, Synergy shall be solely responsible for all activities of Synergy Partner(s) and any and all failures by Synergy Partner(s) to comply with the terms of this Agreement. Luoxin shall cooperate fully with Synergy Partner(s) to the extent that Luoxin has the obligation under this Agreement to cooperate with Synergy. Synergy shall have the right to disclose to Synergy Partner(s) all information regarding Licensed Products, including all Regulatory Materials, disclosed by Luoxin to Synergy under this Agreement, for use by Synergy Partner(s) in their development, manufacture and commercialization of Licensed Products in the Synergy Territory, provided, however, that all such information disclosed to Synergy Partner(s) by Synergy shall be deemed the Confidential Information of Luoxin and Synergy and Synergy Partner(s) that receive any such information shall be obligated to abide by restrictions on disclosure and use substantially similar to the provisions set forth in Section 12.1.
2.3 Negative Covenant. Luoxin covenants that it will not, and will not permit any of its Affiliates or sublicensees to, use or practice any Synergy IP outside the scope of the license granted to it under Section 2.1(a).
2.4 No Implied Licenses. Except as explicitly set forth in this Agreement, neither Party shall be deemed by estoppel or implication to have granted the other Party any license or other right to any intellectual property of such Party.
2.5 Restrictions. During the Term, Synergy, Luoxin, and their respective Affiliates shall not Develop, manufacture or Commercialize, or authorize (by license or otherwise) any Third Party to Develop, manufacture or Commercialize, any Derivative in the Field in the

Luoxin Territory. Notwithstanding the foregoing, with respect to Synergy and its Affiliates, Derivative does not include dolcanatide.
ARTICLE 3
GOVERNANCE
3.1 Alliance Managers. Within thirty (30) days after the Effective Date, each Party shall appoint and notify the other Party of the identity of a representative having the appropriate qualifications, including a general understanding of pharmaceutical development and commercialization issues, to act as its alliance manager under this Agreement (the “Alliance Manager”). The Alliance Managers shall serve as the primary contact points between the Parties for the purpose of providing each Party with information on the progress and results of Luoxin’s Development and Commercialization of Licensed Products. The Alliance Managers shall also be primarily responsible for facilitating the flow of information and otherwise promoting communication, coordination and collaboration between the Parties with respect to Licensed Products. Each Party may replace its Alliance Manager at any time upon written notice to the other Party.
3.2 Joint Committees.
(a) JSC Formation and Role. Within thirty (30) days after the Effective Date, the Parties shall establish a joint steering committee (the “Joint Steering Committee” or “JSC”) for the overall coordination and oversight of the Parties’ activities under this Agreement. The role of the JSC shall be:
(i) to facilitate the exchange of Data, Information, materials and results between the Parties relating to Development, Commercialization and manufacturing of the Licensed Product;
(ii) to review, discuss and coordinate the overall strategy for the Development and Commercialization of Licensed Products in the Luoxin Territory, including related regulatory activities;
(iii) to review, discuss and approve the initial Development Plan and any proposed amendments or revisions to the Development Plan;
(iv) to review and discuss the Commercialization Plan and any proposed amendments or revisions to such plan, and review and discuss the Commercialization of Licensed Products in the Luoxin Territory;
(v) to coordinate the Commercialization of Licensed Products in the Luoxin Territory and Synergy Territory to ensure consistent global marketing of Licensed Products;
(vi) to oversee the activities of the Subcommittees and attempt to resolve issues presented to it by and disputes within the Subcommittees; and

(vii) to perform such other functions as appropriate to further the purposes of this Agreement, as expressly set forth in this Agreement or as determined by the Parties in writing.
(b) Subcommittee(s). From time to time, the JSC may establish joint subcommittees to oversee particular projects or activities (such as Licensed Product supply, Development and Commercialization), as it deems necessary or advisable (each, a “Subcommittee”, and together with the JSC, the “Committees”).
(c) Members. Each Committee shall be comprised of an equal number of representatives from each Party. Each Party’s representatives shall be an officer or employee of such Party or its Affiliate having sufficient seniority within the applicable Party to make decisions arising within the scope of the applicable Committee’s responsibilities. Each Party shall initially appoint three (3) representatives to the JSC. Each Committee may change its size from time to time by mutual consent of its representatives, and each Party may replace its representatives at any time upon written notice to the other Party. Each Party shall appoint one (1) of its representatives on each Committee to act as the co-chairperson of such Committee. The role of the co-chairpersons shall be to convene and preside at the Committee meetings and to ensure the circulation of meeting agendas at least five (5) days in advance of Committee meetings and the preparation of meeting minutes in accordance with Section 3.2(d), but the co-chairpersons shall have no additional powers or rights beyond those held by other Committee representatives.
(d) Meetings. The JSC shall meet at least twice per calendar year during the Term, unless the Parties mutually agree in writing to a different frequency for such meetings. Either Party may also call a special meeting of any Committee (by videoconference or teleconference) by at least ten (10) Business Days prior written notice to the other Party in the event such Party reasonably believes that a significant matter must be addressed prior to the next regularly scheduled meeting, and such Party shall provide the applicable Committee no later than ten (10) Business Days prior to the special meeting with materials reasonably adequate to enable an informed decision. Each Committee may meet in person, by videoconference or by teleconference (provided, however, that, unless the Parties otherwise mutually agree, at least one such JSC meeting per calendar year shall be in person (alternating between the headquarters of Synergy (or one of its Affiliates) and Luoxin). All Committee meetings shall be conducted in English and all communications under this Agreement shall be in English. The co-chairpersons shall be responsible for preparing reasonably detailed written minutes of the Committee meetings that reflect, without limitation, all material decisions made at such meetings. The co-chairpersons shall send draft meeting minutes to each representative of the applicable Committee for review and approval within ten (10) Business Days after the Committee meeting. Such minutes shall be deemed approved unless one or more Committee representatives object to the accuracy of such minutes within ten (10) Business Days of receipt.
3.3 Decision Making. Each Committee shall strive to seek consensus in its actions and decision making process and all decisions by the Committees shall be made by consensus, with each Party having collectively one (1) vote in all decisions. If after reasonable discussion and good faith consideration of each Party’s view on a particular matter before any Subcommittee, the representatives of the Parties cannot reach an agreement as to such matter within ten (10) Business Days after such matter was brought to such Subcommittee for resolution (to the extent such matter requires the agreement of the Parties hereunder), such disagreement shall be referred to the JSC for resolution. If after reasonable discussion and good faith consideration of each Party’s view on a particular matter before the JSC, the representatives of the Parties cannot reach an agreement as to such matter (to the extent that such matter requires the agreement of the Parties hereunder) within ten (10) Business Days after such matter was brought to the JSC for resolution or after such matter has been referred to the JSC, such disagreement shall be referred to the Executive Officers for resolution. If the Executive Officers cannot resolve such matter within thirty (30) days after such matter has been referred to them, then: (i) Synergy’s Executive Officer shall have the final decision making authority with respect to matters related to the manufacture of the Licensed Compound or Licensed Product at all times during the Term prior to Luoxin’s exercise of its right to manufacture the Licensed Compound or Licensed Product, pursuant to Section 7.5; and (ii) Luoxin’s Executive Officer shall have the final decision making authority with respect to matters (x) related to the Development or Commercialization of the Licensed Compound or Licensed Product in the Field in the Luoxin Territory and (y) related to the manufacture of the Licensed Compound and/or Licensed Product in the Luoxin Territory after Luoxin’s exercise of its right to manufacture the Licensed Compound and/or Licensed Product pursuant to Section 7.5, in each case if such matter is within the JSC’s authority, provided, however, that Synergy’s Executive Officer shall have the right to veto any decision by Luoxin relating to any of the following matters (any such determination by Synergy’s Executive Officer shall be in writing detailing the rationale for such determination and provided to Luoxin within twenty (20) Business Days following the submission of such matters to the Committee):
(a) the initial Development Plan, any amendments or updates to the Development Plan or any Development work that, in Synergy’s reasonable judgment, could be reasonably proved to have an Adverse Impact; and
(b) global key product messages in promotional materials, key product messages and content of scientific communications at conferences and events, and communication to advisory boards that, in Synergy’s reasonable judgment, could be reasonably proved to have an Adverse Impact.
3.4 Limitation of Committee Authority. Each Committee shall only have the powers expressly assigned to it in this Article 3 and elsewhere in this Agreement and shall not have the authority to: (a) modify or amend the terms and conditions of this Agreement; (b) waive or determine either Party’s compliance with the terms and conditions of under this Agreement; or (c) decide any issue in a manner that would conflict with the express terms and conditions of this Agreement.
3.5 Discontinuation of Committees. The activities to be performed by each Committee shall solely relate to governance under this Agreement, and are not intended to be or involve the delivery of services. Each Committee shall continue to exist until receipt of MAA approval for the first Licensed Product in mainland China, at which time all Committees shall automatically terminate. Thereafter, each Committee shall have no further obligations under this Agreement and, thereafter, each Party shall designate a contact person for the exchange of information relevant to such Committee under this Agreement and decisions of such Committee shall be decisions as between the Parties, subject to the other terms and conditions of this Agreement.
ARTICLE 4
DEVELOPMENT
4.1 Overview. Subject to the terms and conditions of this Agreement (including the diligence obligations set forth below), Luoxin will be responsible for the Development of Licensed Products in the Field in the Luoxin Territory, at its own cost and expense (except as otherwise expressly set forth herein), including all non-clinical and clinical studies and all collection of CMC Information necessary to obtain Regulatory Approval for Licensed Products in the Luoxin Territory. Notwithstanding anything contained in the foregoing to the contrary, in the event that Synergy intends to conduct a global clinical trial (including in the Luoxin Territory) (a “Global Study”), Synergy will provide a summary of the proposed Global Study to Luoxin for review. If Luoxin agrees to participate in the Global Study, then Synergy (or its designee) will be responsible for conducting the Global Study, including in the Luoxin Territory, and Luoxin shall reimburse Synergy for all external costs directly associated with the Global Study in the Luoxin Territory and a pro rata allocation of all other external costs associated with the Global Study (such allocation based on the number of expected patients in the Luoxin Territory versus the Synergy Territory) agreed by Luoxin in advance. In the event that Synergy engages a Third Party service provider to conduct activities under a Global Study in the Luoxin Territory, then Synergy shall permit Luoxin to have direct communication with any such Third Party service provider regarding the conduct and design of the Global Study. Synergy shall use reasonable efforts to include in any agreement with such Third Party service provider obligations of confidentiality and non-use no less restrictive than those specified in this Agreement and Synergy shall be solely responsible for any and all activities of such Third Party service provider.
4.2 Development Plan. Other than with respect to the Global Study, all Development of Licensed Products under this Agreement shall be conducted pursuant to a comprehensive written development plan which sets forth the timeline and details of all non-clinical and clinical studies, CMC Information collection activities and regulatory activities to be conducted by or on behalf of Luoxin or its Affiliates or their respective sublicensees to obtain Regulatory Approval of Licensed Products in the Luoxin Territory (the “Development Plan”).
Within * (*) months after the Effective Date, the Parties will, through the JSC, agree on the initial Development Plan. From time to time during the Term (at least on an annual basis), Luoxin shall prepare amendments and updates, as appropriate, to the then-current Development Plan, and shall submit such amendments and updates to the JSC for review and approval.

4.3 Additional Research Work. If Luoxin wishes to conduct research to collect and obtain data that is useful for optimization of the commercial value of any Licensed Product in the Luoxin Territory, including new uses, new formulations or combination products, Luoxin may propose an amendment to the Development Plan to include such research work and submit such amendment to Synergy for review and approval. If Synergy approves (in its sole discretion) such amendment, such research work shall be included in the amended Development Plan and Luoxin may conduct such research work at its own cost. For clarity, the license granted by Synergy to Luoxin under this Agreement is limited to Licensed Products in the Field in the Luoxin Territory and does not include the right to conduct research, or to Develop or Commercialize Licensed Products outside of the Field or outside the Luoxin Territory or in any new formulation of Licensed Products or as part of any combination that includes Licensed Products. As such, to the extent Synergy approves (in its sole discretion) of any amendment to the Development Plan that requires the conduct by Luoxin of any of the activities in the immediately preceding sentence, the Parties shall execute an amendment to this Agreement that, among other things, amends the license grant under Section 2.1 and the definition of “Licensed Product”, as applicable.
4.4 Development Diligence.
(a) Luoxin shall use Commercially Reasonable Efforts to Develop and obtain Regulatory Approval of Licensed Products in the Field in the Luoxin Territory (as well as support the portion of any Global Study to be conducted in the Luoxin Territory in which Luoxin agrees to participate).
(b) Synergy shall provide such technical assistance and cooperation to Luoxin as Luoxin may reasonably request (subject to Luoxin’s reimbursement of Synergy’s direct and reasonable external costs and expenses related thereto (including travel and accommodation costs)), as necessary or reasonably useful for Luoxin to Develop or Commercialize Licensed Products in the Field in the Luoxin Territory. Prior to providing such assistance or cooperation, Synergy shall provide Luoxin an estimate of any external costs and expenses related thereto and shall not incur any such external costs and expenses without Luoxin’s prior written consent.
4.5 Development Records. Luoxin shall maintain complete, current and accurate records of all activities conducted pursuant to the Development Plan by Luoxin, its Affiliates and their respective sublicensees, and all Data and other Information resulting from such activities. Such records shall fully and properly reflect all work done and results achieved in the performance of the Development activities in good scientific manner appropriate for regulatory and patent purposes.
[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.
Luoxin shall document all non-clinical studies and clinical trials in formal written study records according to applicable Laws, including applicable national and international guidelines such as ICH, GCP and GLP. Synergy shall have the right to review and copy such records at reasonable times and to obtain access to the original to the extent necessary or useful for regulatory or patent purposes.

4.6 Development Reports. Luoxin shall keep Synergy reasonably informed as to the progress and results of its and its Affiliates’ and their respective sublicensees’ work under the Development Plan. Without limiting the foregoing, at each regularly scheduled JSC meeting, Luoxin shall provide Synergy with a written report summarizing the Development activities performed since the last JSC meeting and the results thereof, and comparing such activities with the Development Plan for such time period. Such reports shall be at a level of detail reasonably requested by Synergy and reasonably sufficient to enable Synergy to determine Luoxin’s compliance with its diligence obligations under Section 4.4. At such JSC meeting, the Parties shall discuss the status, progress and results of Luoxin’s Development activities. Luoxin shall promptly respond to Synergy’s reasonable questions or requests for additional information relating to such Development activities. In addition, within thirty (30) days after the end of each Fiscal Year, Luoxin shall provide Synergy with a detailed written annual report regarding the progress under the Development Plan and results thereof.
4.7 Data Exchange. In addition to its adverse event and safety data reporting obligations pursuant to Section 5.8 and Synergy’s obligation regarding the initial technology transfer set forth under Section 4.8, but subject to the remainder of this Section 4.7, each Party shall, at its sole cost and expense, promptly provide the other Party with copies of all Data and Regulatory Materials related to the Licensed Compound or Licensed Products generated by or on behalf of such Party or its Affiliates or sublicensees during the Development of the Licensed Compound or Licensed Products in the Luoxin Territory or Synergy Territory, as applicable (the “Product Materials”). The JSC may establish reasonable policies to effectuate such exchange of Data and Regulatory Materials between the Parties. For clarity, Synergy shall be obligated to share with Luoxin or provide Luoxin access to CMC Information or any other Information related to the manufacture of Licensed Products, if required or reasonably useful for Luoxin to exercise its right and obligations hereunder.
4.8 Transfer of Synergy Licensed Know-How. Within * (*) days after the Effective Date, Synergy shall provide Luoxin with complete and accurate copies of the Synergy Licensed Know-How in existence, and that is Controlled by Synergy or its Affiliates, as of the Effective Date. Within * (*) day after any additional Synergy Licensed Know-How subsequently comes into existence, or becomes Controlled by Synergy or its Affiliates during the Term, Synergy shall provide Luoxin with complete and accurate copies of such additional Synergy Know-How. Notwithstanding the foregoing, with respect to such additional Synergy Licensed Know-How, Synergy shall reasonably cooperate with Luoxin in providing Luoxin with copies of such Synergy Licensed Know-How in accordance with the process and schedule agreed upon through the JSC, if any.
[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.
4.9 Subcontractors. Except with respect to any activities conducted under or in connection with any Global Study (for which Synergy shall have the right to engage subcontractors subject to Luoxin’s review and consent to the activities to be conducted in the Luoxin Territory), Luoxin shall have the right to engage subcontractors to conduct any activities necessary for Development of Licensed Products, including but not limited to non-clinical studies, clinical studies, CMC activities, and regulatory services for Licensed Products, under this Agreement, provided that such subcontractors are bound by written obligations of confidentiality and non-use consistent with this Agreement and have agreed in writing to assign to Luoxin all data, Information, inventions or other intellectual property generated by such subcontractor in the course of performing such subcontracted work. Luoxin shall remain responsible for any obligations that have been delegated or subcontracted to any subcontractor, and shall be responsible for the performance of its subcontractors.
ARTICLE 5
REGULATORY MATTERS
5.1 Regulatory Responsibilities.
(a) Subject to the terms and conditions of this Agreement, Luoxin will be responsible, at its sole cost and expense, for the conduct of all regulatory activities required to obtain and maintain Regulatory Approval of Licensed Products in the Field in the Luoxin Territory, including the preparation of all Regulatory Materials and all communications and interactions with Regulatory Authorities in the Luoxin Territory with respect to Licensed Products. Luoxin shall be responsible for filing each MAA in the Luoxin Territory for each Licensed Product and will be the holder of the Regulatory Approval for each Licensed Product in the Luoxin Territory. The Development Plan shall include the regulatory strategy for obtaining Regulatory Approval of Licensed Products in the Luoxin Territory. Luoxin shall use Commercially Reasonable Efforts to carry out its regulatory obligations for Licensed Products pursuant to such strategy. Notwithstanding the foregoing, if it is required by applicable Laws for Synergy to file the MAA for any Licensed Product in the Luoxin Territory, upon request of and in cooperation with Luoxin, Synergy shall file such MAA and maintain the Regulatory Approval of such Licensed Product for the benefit of Luoxin (provided that Luoxin shall be solely responsible for the preparation of such MAA). As between the Parties, Luoxin shall be the legal and beneficial owner of all Regulatory Approvals of the Licensed Product in the Luoxin Territory. The original copies of the Regulatory Approvals shall be held by Luoxin. Upon request by Luoxin, Synergy shall transfer such Regulatory Approvals to Luoxin and/or any other entity designated by Luoxin or deregister such Regulatory Approvals as soon as practicable. Synergy shall not transfer, dispose of, withdraw, revoke or otherwise conduct any activities affecting the validity and scope of such Regulatory Approvals without Luoxin’s prior written consent. Synergy shall provide the information regarding any communication between the Regulatory Authorities and Synergy to Luoxin as soon as possible, and shall obtain Luoxin’s agreement before responding to the Regulatory Authorities to the extent legally permitted and practicable.
(b) Synergy shall use Commercially Reasonable Efforts to provide such assistance and cooperation to Luoxin as Luoxin may reasonably request (subject to Luoxin’s reimbursement of Synergy’s direct and reasonable external costs and expenses related thereto (including travel and accommodation costs)), with respect to the satisfaction of its obligations under Section 5.1(a), including in connection with the preparation of Regulatory Materials. Prior to providing such assistance or cooperation, Synergy shall provide Luoxin an estimate of any external costs and expenses related thereto and shall not incur any such external costs and expenses without Luoxin’s prior written consent. Without limiting the foregoing, Synergy shall provide Luoxin with each module of the Common Technical Document in a manner sufficient for filing in the U.S. as soon as reasonably practicable after completion thereof. Additionally, Synergy shall provide Luoxin with information sufficient for filing each module of the CTD in the Luoxin Territory. Luoxin shall be responsible for publishing and submitting the CTD (including each module included therein) to the Regulatory Authority in the Luoxin Territory. In order to address questions Luoxin may receive from a Regulatory Authority in the Luoxin Territory related to any module of the CTD, Synergy will assist in the preparation of responses based on information that would be found in: various technical reports, notebooks, executed batch records, master batch records, SOPs, validation protocols and reports, vendor certificates, and third party study reports and other CMC related documents not otherwise included in a module of the CTD or otherwise already provided to Luoxin. Any such transfer of CMC Information as set forth in this Section 5.1 is conditioned on Luoxin establishing appropriate firewalls or equivalent means to ensure that any such CMC Information is protected from unauthorized disclosure and is used only for legal and regulatory compliance purposes and not for any other purpose. In furtherance of the foregoing, Luoxin shall ensure that any CMC Information provided by or on behalf of Synergy pursuant to this Section 5.1 shall only be disclosed to those identified personnel of Luoxin (or a designated agreed Third Party) who (a) have a need to know the same to comply with the above obligations, and (b) have been fully informed of and acknowledge the highly sensitive and proprietary nature of such information and the need to maintain its secrecy and avoid inappropriate usage or disclosure, by using the firewall or equivalent means. Notwithstanding anything to the contrary herein, Synergy will not have the obligations to provide Luoxin with modules of the Common Technical Document under this Section 5.1(b) after Luoxin exercises its right to manufacture the Licensed Compound and Licensed Product in the Luoxin Territory in accordance with Section 7.5.
5.2 Regulatory Information Sharing. Luoxin shall (a) provide Synergy with the English summary of major information, along with the original documents (in the electronic format in which it has been prepared by Luoxin) of the draft Chinese package insert and Common Technical Document (CTD), for Synergy’s review and comment, in connection with obtaining or maintaining any MAA approval for Licensed Products in the Field in the Luoxin Territory, at least forty-five (45) days prior to the submission of such documents to the Regulatory Authority in the Luoxin Territory; and (b) keep Synergy informed of any material verbal or written communication or question relating to Licensed Products received by Luoxin from the Regulatory Authority in the Luoxin Territory. Notwithstanding the foregoing, Luoxin shall only be required to provide Synergy with the draft Chinese package insert and CTD via an electronic data room (without the ability to download or print), unless a Regulatory Authority in the Synergy Territory requires a copy of the CTD that was filed in the Luoxin Territory. Except as required by applicable Law, Luoxin, its Affiliates and sublicensees shall not submit any Regulatory Materials to, or communicate with, any Regulatory Authority in the Synergy Territory regarding any Licensed Products. If such submission or communication is required by applicable Law, Luoxin shall immediately notify Synergy in writing of such requirement and the content of such submission or communication.

5.3 Meetings with Regulatory Authorities. Luoxin shall lead all interactions with Regulatory Authorities in the Luoxin Territory with respect to Licensed Products. Luoxin shall keep Synergy reasonably informed of any material regulatory developments related to Licensed Products in the Field in the Luoxin Territory. At each regularly scheduled JSC meeting, Luoxin shall provide Synergy with a list and schedule of any in-person meeting or teleconference with the applicable Regulatory Authorities (or related advisory committees) in the Luoxin Territory planned for the next calendar quarter that relates to any Licensed Product in the Field. In addition, Luoxin shall notify Synergy as soon as reasonably possible (but in no event later than two (2) Business Days) after Luoxin becomes aware of any additional such meetings or teleconferences that become scheduled for such calendar quarter. Synergy shall provide all reasonable assistance requested by Luoxin to prepare for any such meeting or teleconference. To the extent permitted by applicable Laws, Synergy shall have the right to participate (whether directly or through a representative) in all such meetings and teleconferences, at Synergy’s cost.
5.4 Regulatory Costs. Unless otherwise provided in this Agreement, Luoxin shall be responsible for the costs and expenses incurred in connection with the preparation and filing of any and all Regulatory Materials and the maintenance of any and all Regulatory Approvals (including MAA approvals) for Licensed Products in the Field in the Luoxin Territory.
5.5 Right of Reference to Regulatory Materials. Each Party hereby grants to the other Party the right of reference to all Regulatory Materials pertaining to Licensed Products submitted by or on behalf of such Party. The receiving Party may use such right of reference solely for the purpose of seeking, obtaining and maintaining Regulatory Approval of Licensed Products in its respective territory. Each Party shall support the other Party, as reasonably requested by such other Party and at such other Party’s expense, in obtaining Regulatory Approvals in such other Party’s territory, including providing necessary documents or other materials required by applicable Laws to obtain Regulatory Approval in such territory, all in accordance with the terms and conditions of this Agreement.
5.6 No Harmful Actions. If Synergy believes that Luoxin is taking or intends to take any action with respect to any Licensed Product that could reasonably be proved to have an Adverse Impact, Synergy may bring the matter to the attention of the JSC and the Parties shall discuss in good faith to promptly resolve such concern.
5.7 Notification of Threatened Action. Each Party shall immediately notify the other Party of any information it receives regarding any threatened or pending action, inspection or communication by or from any Third Party, including without limitation a Regulatory Authority, which may affect the development, manufacture, commercialization or regulatory status of any Licensed Product. Upon receipt of such information, the Parties shall consult with each other in an effort to arrive at a mutually acceptable procedure for taking appropriate action.

5.8 Adverse Event Reporting and Safety Data Exchange. No later than * (*) days before the commencement of an additional clinical study with respect to Development of any Licensed Product by Luoxin in the Luoxin Territory, the Parties shall define and finalize the actions that the Parties shall employ with respect to such Licensed Product to protect patients and promote their well-being in a written pharmacovigilance agreement (the “Pharmacovigilance Agreement”) for the Development of the Licensed Product. Further, no later than * (*) days before the anticipated launch date of any Licensed Product in the Luoxin Territory, the Parties shall enter into a separate Pharmacovigilance Agreement for the Commercialization of the Licensed Product. These responsibilities shall include mutually acceptable guidelines and procedures for the receipt, investigation, recordation, communication, and exchange (as between the Parties) of adverse event reports, pregnancy reports, and any other information concerning the safety of the Licensed Product. Such guidelines and procedures shall be in accordance with, and enable the Parties to fulfill, local and national regulatory reporting obligations under applicable Laws. Furthermore, such agreed procedure shall be consistent with relevant ICH guidelines, except where said guidelines may conflict with existing local regulatory reporting safety reporting requirement, in which case local reporting requirement shall prevail. The Pharmacovigilance Agreement shall provide for an adverse event database for the Licensed Products in the Luoxin Territory to be maintained by Luoxin at Luoxin’s expense, and a global safety database for the Licensed Products, to be maintained by Synergy at Synergy’s expense. As between the Parties, each Party shall be responsible for preparing all adverse event reports and responses to safety issues and requests of Regulatory Authorities relating to Licensed Products in their respective territories, and shall be responsible for filing such reports and responses with Regulatory Authorities in their respective territories. As between the Parties, Luoxin shall also be responsible for reporting any quality complaints, adverse events and safety data related to Licensed Products to Synergy for inclusion in the global safety database. Each Party hereby agrees to comply with its respective obligations under such Pharmacovigilance Agreement and to cause its Affiliates and permitted sublicensees to comply with such obligations.
5.9 Remedial Actions. Each Party will notify the other Party immediately, and promptly confirm such notice in writing, if it obtains information indicating that any Licensed Product may be subject to any recall, corrective action or other regulatory action taken by virtue of applicable Laws (a “Remedial Action”). The Parties will assist each other in gathering and evaluating such information as is necessary to determine the necessity of conducting a Remedial Action. Luoxin shall, and shall ensure that its Affiliates and sublicensees will, maintain adequate records to permit the Parties to trace the packaging, labeling, distribution, sale and use (to the extent possible) of the Licensed Product in the Luoxin Territory.
[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.

Luoxin shall have sole discretion with respect to any matters relating to any Remedial Action in the Luoxin Territory, including the decision to commence such Remedial Action and the control over such Remedial Action in its territory, at its cost and expense; provided, however, that if Synergy believes that any Remedial Action with respect to any Licensed Product in the Luoxin Territory should be commenced or is required by applicable Laws or Regulatory Authority, Synergy shall discuss such Remedial Action with Luoxin and Luoxin shall reasonably take Synergy’s advice into consideration; provided, further, however, that if Luoxin elects not to follow Synergy’s advice, then Synergy will have no obligation to indemnify Luoxin under Section 11.1 for any Losses in that portion attributable to Luoxin’s election not to follow Synergy’s advice. Each Party shall provide the other Party, at the other Party’s expense, with such assistance in connection with a Remedial Action as may be reasonably requested by such other Party. Notwithstanding the foregoing, any Remedial Action that relates to the manufacture and supply of Licensed Products by Synergy to Luoxin shall be governed by the terms and conditions of the Supply Agreement.
5.10 Manufacturing Changes. In the event that Synergy elects to make changes to the manufacturing site or process for the manufacture of Licensed Compounds or Licensed Products to the extent that such changes would result in any modification, change or reacquisition of any regulatory approval, permit or certificate in the Synergy Territory, Synergy shall provide a written notice to Luoxin within ten (10) Business Days upon engaging a contract manufacturer in relation to the implementation of such changes, and both Parties shall discuss in good faith any required adjustment to the Development Plan and/or Commercialization Plan accordingly, as applicable. Synergy shall at its earliest convenience provide all information, documents and materials in relation to such changes as necessary and reasonably useful for Luoxin to exercise its rights and satisfy its obligations under this Agreement and shall provide assistance and cooperation as necessary and reasonably useful for Luoxin to submit such changes for review and approval by Regulatory Authorities in the Luoxin Territory (as more detailed in the Quality Agreement).
ARTICLE 6
COMMERCIALIZATION
6.1 Overview. Subject to the terms and conditions of this Agreement (including the diligence obligations set forth below), Luoxin will be responsible for and have operational control over all aspects of the Commercialization of Licensed Products in the Field in the Luoxin Territory, including: (a) developing and executing a commercial launch and pre-launch plan, (b) negotiating with applicable Governmental Authorities regarding the price and reimbursement status of Licensed Products; (c) marketing, advertising and promotion; (d) booking sales and distribution and performance of related services; (e) handling all aspects of order processing, invoicing and collection, inventory and receivables; (f) providing customer support, including handling medical queries, and performing other related functions; and (g) conforming its practices and procedures to applicable Laws relating to the marketing, detailing and promotion of

Licensed Products in the Field in the Luoxin Territory. Luoxin shall bear all of the costs and expenses incurred in connection with such Commercialization activities. Synergy shall provide and/or disclose to Luoxin, upon Luoxin’s request, and no more than once each calendar quarter, at Synergy’s cost, copies of any Licensed Product-related materials that are necessary or useful in connection with Luoxin’s Commercialization of Licensed Products in the Field in the Luoxin Territory and prepared by or on behalf of Synergy (including relevant training materials, global brand and global market research, in each case, with respect to Licensed Products).
6.2 Commercialization Plan.
(a) General. Luoxin shall Commercialize Licensed Products in the Field in the Luoxin Territory pursuant to a commercialization plan (the “Commercialization Plan”). The Commercialization Plan shall include (i) a detailed description of all key strategic decisions (including messaging, branding, marketing, advertising, sales force positioning, number of representatives and details, pricing strategy, etc.), implementation tactics and pre-launch and post-launch activities; (ii) a reasonably detailed description and timeline of Luoxin’s, its Affiliates’ and their respective sublicensees’ Commercialization activities for Licensed Products in the Luoxin Territory for the next Fiscal Year, including medical marketing activities, sales forecasts and projections, pricing, reimbursement, market research, sales training, distribution channels, customer service and sales force matters related to the launch and sale of Licensed Products in the Luoxin Territory, and (iii) a strategic plan for Commercialization of Licensed Products in the Luoxin Territory for the following two (2) Fiscal Years. In the event that Luoxin’s Commercialization Plan requires the use of Synergy internal resources to conduct additional activities, the extent of such need shall be clearly specified in the Commercialization Plan and will require the prior written approval of Synergy.
(b) Initial Plan and Amendments. Within a reasonable time (but no later than six (6) months) prior to the anticipated Regulatory Approval of each Licensed Product in the Luoxin Territory, Luoxin shall prepare and present to the JSC (or a Subcommittee established by JSC to oversee Commercialization of Licensed Products in the Luoxin Territory) the initial Commercialization Plan for review and discussion by the JSC. From time to time during the Term (at least on an annual basis), Luoxin shall prepare updates and amendments, as appropriate, to the then-current Commercialization Plan, and shall submit all updates and amendments to the Commercialization Plan to the JSC for review and discussion. Once approved by the JSC, the Commercialization Plan shall become effective and supersede the previous Commercialization Plan as of the date of such approval.
6.3 Pricing. Subject to any determination by applicable Regulatory Authorities, Luoxin shall have the sole right to determine the pricing of the Licensed Products in the Luoxin Territory. Synergy shall not have any right to direct, control, or approve Luoxin’s pricing of the Licensed Products in the Luoxin Territory.
6.4 Commercialization Diligence. Luoxin shall use Commercially Reasonable Efforts to Commercialize the Licensed Products in the Luoxin Territory. Luoxin shall keep Synergy reasonably informed of Luoxin’s, its Affiliates’ and their respective sublicensees’

Commercialization activities with respect to the Licensed Products in the Field in the Luoxin Territory.
6.5 Cross-Territorial Restrictions. Luoxin hereby covenants and agrees that it shall not, and shall ensure that its Affiliates and sublicensees will not, intentionally or knowingly, either directly or indirectly, promote, market, distribute, import, sell or have sold the Licensed Products, including via internet or mail order, into countries outside the Luoxin Territory. As to such countries outside the Luoxin Territory (which are exclusively reserved for Synergy), Luoxin shall not, and shall ensure that its Affiliates and their respective sublicensees will not: (a) establish or maintain any branch, warehouse or distribution facility for Licensed Products in such countries, (b) engage in any advertising or promotional activities relating to Licensed Products that are directed primarily to customers or other purchaser or users of Licensed Products located in such countries, (c) solicit orders for Licensed Products from any prospective purchaser located in such countries, or (d) sell or distribute Licensed Products to any person in the Luoxin Territory who intends to sell or has in the past sold Licensed Products in such countries. If Luoxin receives any order for any Licensed Product from a prospective purchaser reasonably believed to be located in a country outside the Luoxin Territory, Luoxin shall immediately refer that order to Synergy and Luoxin shall not accept any such orders. Luoxin shall not, intentionally or knowingly, deliver or tender (or cause to be delivered or tendered) Licensed Products into a country outside of the Luoxin Territory. Luoxin shall not, and shall ensure that its Affiliates and their respective sublicensees will not, knowingly restrict or impede in any manner Synergy’s exercise of its retained exclusive rights outside of the Luoxin Territory.
6.6 Field Restrictions. Subject to Section 4.3, Luoxin hereby covenants that it shall not, nor shall it permit any Affiliate or sublicensee to, intentionally or knowingly, directly or indirectly, market, promote, detail, sell or offer for sale Licensed Products in the Luoxin Territory for any use outside the Field. Synergy acknowledges and understands that Luoxin cannot control the ultimate use of Licensed Products it sells and that the purpose of the foregoing covenant is to prevent Luoxin and its Affiliates and sublicensees from facilitating or encouraging uses outside the Field.
ARTICLE 7
MANUFACTURE AND SUPPLY
7.1 Manufacture and Supply. Subject to Section 7.5, Luoxin shall exclusively purchase from Synergy, and Synergy will manufacture and supply (either by itself or through a Third Party contract manufacturer) to Luoxin, all of Luoxin’s and its Affiliates’ and sublicensee’s requirements of the Licensed Products for Development and Commercialization use in the Field in the Luoxin Territory under this Agreement, in accordance with the terms and conditions of the Supply Agreement (as defined below). Under the Supply Agreement, Synergy shall supply the Licensed Products in 3mg tablet form, and Luoxin shall be responsible for the transportation, import, finished packaging and labeling and storage of the Licensed Products at Luoxin’s own cost and expense. All Licensed Products shall be delivered by Synergy to Luoxin EXW Synergy’s facility (INCOTERMS 2010 ICC).

7.2 Supply Price. The transfer price for each unit of Licensed Product supplied by Synergy to Luoxin for Development in the Field in the Luoxin Territory will be US$* per tablet. The transfer price for each unit of Licensed Product supplied by Synergy to Luoxin for Commercial use in the Field in the Luoxin Territory (a) prior to the * (*) anniversary of First Commercial Sale in the Luoxin Territory will be the lower of (i) Synergy’s manufacturing actual cost as determined in accordance with its Accounting Standards; or (ii) US$* per tablet and (b) on or after the * (*) anniversary of First Commercial Sale in the Luoxin Territory will be at Synergy’s manufacturing actual cost as determined in accordance with its Accounting Standards. Notwithstanding the foregoing, Synergy shall have the right to initiate a manufacturing technology transfer of both API and drug product as set forth in Section 7.5. Additionally, if Synergy elects to initiate to such transfer of API manufacturing to Luoxin, Synergy may elect to negotiate in good faith with Luoxin for Luoxin to be its commercial supplier of API.
7.3 Supply Agreement. No later than * (*) months after the Effective Date, the Parties shall enter into a certain supply agreement (the “Supply Agreement”) pursuant to which Luoxin will purchase from Synergy, and Synergy will supply to Luoxin, Licensed Products for Development and Commercial use in the Field in the Luoxin Territory. The Supply Agreement shall contain the material terms set forth in Exhibit C (the “Supply Agreement Terms”), in addition to such other customary and reasonable terms agreed upon by the Parties, and the first draft shall be prepared by Synergy and provided to Luoxin no later than * (*) days from the Effective Date of the Agreement.
7.4 Quality Agreement. No later than * (*) months after the Effective Date, the Parties shall enter into a certain quality agreement (the “Quality Agreement”) which shall contain the material terms set forth in Exhibit C (the “Quality Agreement Terms”), in addition to such other customary and reasonable terms agreed upon by the Parties, relating to the supply of Licensed Products by Synergy to Luoxin for Development and Commercialization of Licensed Products in the Field in the Luoxin Territory.
7.5 Manufacturing Assistance. Luoxin may, during the Term, at its own discretion, exercise the right to manufacture the Licensed Compound and/or Licensed Products in the Luoxin Territory. In order to facilitate Luoxin’s exercise of such right, Synergy shall, following its receipt of a written request by Luoxin during such time, provide such documents, Information, technical assistance and support necessary or reasonably useful for Luoxin to manufacture or have manufactured by a third party contractor engaged by Luoxin, Licensed Compound or Licensed Product, to the extent Controlled by Synergy as of such date in a timely manner to be reasonably requested by Luoxin. Luoxin shall pay Synergy’s direct and reasonable external costs and expenses (including travel and accommodation costs) incurred in connection with providing such Information or assistance pursuant to this Section 7.5.
[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.

Prior to providing such Information or assistance, Synergy shall provide Luoxin an estimate of any external costs and expenses related thereto and shall not incur any such external costs and expenses without Luoxin’s prior written consent. Notwithstanding the foregoing, Luoxin’s right to manufacture API for the Licensed Compound or Licensed Product in the Luoxin Territory shall be exercisable only after receipt of MAA approval for the first Licensed Product by the applicable Regulatory Authority in mainland China.
7.6 Distribution. Luoxin will be solely responsible for the distribution of Licensed Products in the Field in the Luoxin Territory.
7.7 Brand Security and Anti-Counterfeiting. The Parties will establish contacts for communication regarding brand security issues and will each reasonably cooperate with the other with respect thereto. Practices around these incidents will comply with Synergy’s then-current standards to be provided to Luoxin following the Effective Date of this Agreement, where they define product security features, warehouse/cargo protection requirements, and response and communication process for such incidents.
ARTICLE 8
COMPENSATION
8.1 Upfront Payment. As part of the consideration Luoxin will be paying for the license of Synergy IP under this Agreement, within * (*) Business Days after the Effective Date, Luoxin shall pay to Synergy a one-time, non-refundable, non-creditable upfront payment of twelve million U.S. Dollars (US$12,000,000).
8.2 Development and Commercialization Costs.
(a) Luoxin shall bear all costs and expenses incurred in the Development of Licensed Products in the Field in the Luoxin Territory in accordance with Article 4.
(b) Luoxin shall reimburse Synergy for all amounts paid by Synergy to Third Parties (if any), without markup, in each case as incurred by Synergy to conduct its activities to support the Development and Commercialization of Licensed Products in the Field in the Luoxin Territory (to the extent as expressly provided for in this Agreement), which Luoxin has agreed to in accordance with Section 4.1, Section 4.4(b) and Section 5.1(b).

(c) Within thirty (30) days after the end of each calendar quarter, Synergy shall provide Luoxin with an invoice for Luoxin’s portion and reasonable supporting documentation for all amounts paid to Third Parties in such calendar quarter, without markup, to conduct such activities set forth in Section 8.2(b). Luoxin shall pay each such invoice within * (*) days after receipt thereof, except to the extent disputed by Luoxin in good faith. Luoxin shall notify Synergy in writing if it disputes any portion of any such invoice prior to the due date for payment. Such notice shall contain a detailed rationale for why Luoxin disputes any portion of any such invoice.
[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.
If the Parties are unable to resolve any dispute regarding amounts payable under this Section 8.2 within thirty (30) days of receipt by Synergy of written notice of such dispute by from Luoxin, then such matter shall be resolved in accordance with Article 14.
8.3 Development Milestone Payments. Luoxin shall promptly notify Synergy upon the achievement of the milestone event set forth below and, as a further part of the consideration Luoxin will be paying for the license of Synergy IP under this Agreement, Luoxin shall pay to Synergy the corresponding one-time, non-refundable and non-creditable development milestone payment set forth below within * (*) days after the achievement of such milestone event. The Development milestone payment is payable only upon achievement of such event in the first Indication and not for any subsequent Indications.

Development Milestone Event	Milestone Payment
Receipt of the first MAA approval in mainland China for the Licensed Product for the first Indication	* U.S. Dollars (US$*)

8.4 Commercial Milestone Payments. Luoxin shall promptly notify Synergy upon the achievement of the milestone events set forth below and, as a further part of the consideration Luoxin will be paying for the license of Synergy IP under this Agreement, Luoxin shall pay to Synergy the corresponding one-time, non-refundable and non-creditable commercial milestone payments set forth below, in each case within * (*) days after the end of the first Fiscal Year during which the aggregate Net Sales of the Licensed Products in a Fiscal Year in the Luoxin Territory first reaches the values indicated below. For clarity, the milestone payments in this Section 8.4 shall be additive such that if multiple milestone events specified below are achieved in the same Fiscal Year, then the milestone payments for all such milestone events shall be payable within * (*) days after the end of such Fiscal Year.

Commercial Milestone Event	Milestone Payment
The aggregate Net Sales of the Licensed Product in the Luoxin Territory in a Fiscal Year first reaches US$*	* Million U.S. Dollars (US$*,000,000)
The aggregate Net Sales of the Licensed Product in the Luoxin Territory in a Fiscal Year first reaches US$*	* U.S. Dollars (US$*)

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.

8.5 Royalties on Net Sales.
(a) Royalty Rate. As further consideration for the license of Synergy IP under this Agreement, Luoxin shall pay royalties to Synergy on aggregate annual Net Sales of Licensed Products in the Field in the Luoxin Territory by Luoxin, its Affiliates and their respective sublicensees at the applicable rate(s) set forth below, during the respective Royalty Terms applicable to such Licensed Products.

Annual Net Sales of Licensed Product	Royalty Rate
For that portion of aggregate Net Sales of Licensed Products in each calendar year less than or equal to US$*	*%
For that portion of aggregate Net Sales of Licensed Products in each calendar year greater than US$* but less than or equal to US$*	*%
For that portion of aggregate Net Sales of Licensed Products in each calendar year greater than US$*	*%

(b) Royalty Term. Royalties payable under Section 8.5(a) shall be paid by Luoxin (on a Licensed Product-by-Licensed Product and Region-by-Region basis) from the period beginning on the date of the First Commercial Sale of each Licensed Product in a Region in the Luoxin Territory and ending * (*) years from the date of First Commercial Sale of such Licensed Product in such Region (the “Royalty Term”).
(c) Royalty Reductions.

(i) Subject to subsection (iii) below, if, in any Region in the Luoxin Territory during the Royalty Term for a Licensed Product, a Generic Product to such Licensed Product is approved for Commercialization by the Regulatory Authority in such Region (“Generic Entry”), then the royalty rate for such Licensed Product sold in such Region will be reduced to *percent (*%).
(ii) Subject to subsection (iii) below, if, in any Region in the Luoxin Territory during the Royalty Term for a Licensed Product, a Competitive Product to such Licensed Product is approved for Commercialization by the Regulatory Authority in such Region by any Person other than Luoxin and any of its sublicensees or Affiliates (“Competitive Product Entry”), then the royalty rate for such Licensed Product sold in such Region will be reduced to * percent (*%).
[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.

(iii) For clarity, if Generic Entry or Competitive Product Entry with respect to a Licensed Product in a Region in the Luoxin Territory occurs within the middle of a calendar year, the royalty rate set forth in Section 8.5(a) shall apply to the aggregate Net Sales generated from the commencement of such calendar year until the occurrence of Generic Entry or Competitive Product Entry, as applicable, with respect to such Licensed Product in such Region, and Luoxin shall not pay any royalties for Net Sales of such Licensed Product generated in such Region for the remainder of such calendar year.
8.6 Product Supply Payments. Luoxin shall pay Synergy for Licensed Products supplied by Synergy as set forth in Sections 7.2, as described in greater detail in the Supply Agreement.
8.7 Royalty Payments; Reports. Royalties under Section 8.5 shall be calculated and reported for each calendar quarter during the Royalty Term, however, royalties shall be paid within * (*) days after the end of the applicable calendar year, commencing with the calendar year in which the First Commercial Sale of a Licensed Product occurs. Luoxin shall provide Synergy with a report of Net Sales within * (*) days after the end of the applicable calendar quarter of Licensed Products by Luoxin, its Affiliates and their respective sublicensees in sufficient detail to permit confirmation of the accuracy of the royalty payment made (or to be made), including: (a) the amount of gross sales and Net Sales of Licensed Products in the Luoxin Territory on a Licensed Product-by-Licensed Product and Region-by-Region basis, (b) an itemized calculation showing the deductions from gross sales (by major category as set forth in the definition of Net Sales) to determine Net Sales and (c) a calculation of the amount of royalties due to Synergy in U.S. Dollars, including the application of any exchange rate used.

8.8 Payment Method; Foreign Exchange. All payments owed by Luoxin under this Agreement shall be made by wire transfer in immediately available funds to a bank and account designated in writing by Synergy. For clarity, all payments by Luoxin to Synergy pursuant to Sections 8.1, 8.2, 8.3, 8.4 and 8.5 shall be in U.S. Dollars. The rate of exchange to be used in computing the amount of currency equivalent in U.S. Dollars of any amounts payable in U.S. Dollars by Luoxin to Synergy under this Agreement shall be determined and calculated using the average rate of exchange based on OANDA rates for the calendar quarter in which the applicable payment is due. Synergy shall invoice Luoxin for all amounts payable under Section 8.2 in U.S. Dollars. Notwithstanding the foregoing to the contrary, upon the written notice by Synergy to Luoxin and acceptance by Luoxin, all payments that are payable by Luoxin under this Agreement in U.S. Dollars will thereafter be payable in Renminbi.
8.9 Interest on Late Payments. If Synergy does not receive payment of any sum due to it on or before the due date, simple interest shall thereafter accrue on the sum due to Synergy until the date of payment at the per annum rate of * percent (*%) over the then-current prime rate reported in The Wall Street Journal or the maximum rate allowable by applicable Laws, whichever is lower.
[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.
8.10 Blocked Remittance. If the remittance of payments (other than the payment required under Section 8.1) to be made by Luoxin to Synergy under this Agreement is blocked due to applicable Laws or other reasons of Governmental Authorities or banks in mainland China, Luoxin will have the right and option to make such payments by depositing the amount thereof in local currency to Synergy’s account in a bank or depository in mainland China.
8.11 Records; Audits.
(a) Luoxin shall, and shall ensure that its Affiliates and its and their respective sublicensees, maintain complete and accurate records in sufficient detail to permit Synergy to confirm the accuracy of the calculation of royalty payments and the achievement of the milestone events. All payments and other amounts under this Agreement and the Supply Agreement shall be accounted for in accordance with Accounting Standards. Upon reasonable prior notice, such records shall be available for examination during regular business hours for a period of three (3) years from the end of the Fiscal Year to which they pertain, and not more often than once each Fiscal Year, by an independent certified public accountant selected by Synergy and reasonably acceptable to Luoxin, for the sole purpose of verifying the accuracy of the financial reports furnished by Luoxin pursuant to this Agreement and any payments with respect thereto. Any such auditor shall not disclose Luoxin’s Confidential Information, except to the extent such disclosure is necessary to verify the accuracy of the financial reports furnished by Luoxin or the amount of payments due under this Agreement. Any amounts shown to be owed but unpaid shall be paid within * (*) days from the accountant’s report, plus interest (as set forth in Section 8.9) from the original due date. Synergy shall bear the full cost of such audit unless such audit discloses an underpayment by Luoxin of more than five percent (5%) of the amount due for the audited period, in which case Luoxin shall bear the full cost of such audit.

(b) Synergy shall, and shall ensure that its Affiliates and its and their respective employees, agents and contractors, maintain complete and accurate records with respect to Synergy’s pharmacovigilance-related obligations set forth in Section 5.8. Upon reasonable prior notice, such records shall be available for examination during regular business hours for a period of three (3) years from the end of the Fiscal Year to which they pertain, and not more often than once each Fiscal Year, by Luoxin or its designee that is reasonably acceptable to Synergy, for the sole purpose of ensuring compliance with CFDA regulations. Any such records shall be deemed Confidential Information of Synergy.
8.12 Taxes.
(a) Taxes on Income. Each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the efforts of the Parties under this Agreement.
[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.

(b) Withholding Taxes. If Luoxin is required by applicable Laws to make any tax deduction, tax withholding or similar payment from any amount paid or payable by Luoxin to Synergy (a “Tax Withholding”) under this Agreement, then in the case of any payments to be made by Luoxin to Synergy under this Agreement (including pursuant to Sections 8.1, 8.2, 8.3 and 8.4 and 8.5) Luoxin may deduct such Tax Withholding from the payments and shall pay any such Tax Withholding directly to the proper Governmental Authority.)
(c) Tax Cooperation. The Parties agree to cooperate with one another and use reasonable efforts to reduce or eliminate Tax Withholding or similar obligations in respect of payments made by Luoxin to Synergy under this Agreement (including pursuant to Sections 8.1, 8.2, 8.3, 8.4 and 8.5). To the extent Luoxin is required to deduct and withhold taxes from any payment to Synergy, Luoxin shall pay the amounts of such taxes to the proper Governmental Authority in a timely manner and promptly transmit to Synergy an official tax certificate or other evidence of such withholding sufficient to enable the other Party to claim such payment of taxes from any applicable Government Authority. Synergy shall provide Luoxin any tax forms that may be reasonably necessary in order for Luoxin not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by applicable Laws, of withholding taxes, VAT or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or VAT.
(d) VAT. All payments due to Synergy from Luoxin pursuant to this Agreement shall be paid inclusive of any value-added tax (including, for greater certainty, any goods and services tax, harmonized sales tax and any similar provincial sales tax) (“VAT”) (which, if applicable, shall be payable by Luoxin upon receipt of a valid VAT invoice). If Synergy determines that it is required to report any such tax, Luoxin shall promptly provide Synergy with applicable receipts and other documentation necessary or appropriate for such report. For clarity, this Section 8.12(d) is not intended to limit Luoxin’s right to deduct VAT in determining Net Sales.
ARTICLE 9
INTELLECTUAL PROPERTY MATTERS
9.1 Ownership of Data and Inventions.
(a) Data. Synergy shall solely own all Data generated by Synergy. The Data Controlled by Synergy are included in the Synergy Licensed Know-How and licensed to Luoxin under Section 2.1(a). Luoxin shall solely own all Data generated by Luoxin in the Development of Licensed Products in the Field in the Luoxin Territory. Luoxin hereby grants Synergy a royalty-free, fully paid-up, exclusive license with the right to grant sublicenses to use such Data generated and owned by Luoxin in the Synergy Territory for the Development, manufacture and Commercialization of the Licensed Compound and Licensed Product. The term of such license granted to Synergy shall be perpetual unless this Agreement is terminated by Luoxin pursuant to Section 13.4 or 13.5, in which case such license shall be terminated along with the termination of this Agreement. Luoxin hereby grants Synergy an irrevocable, perpetual, royalty-free, fully paid-up, non-exclusive license to use such Data generated and owned by Luoxin in the Luoxin Territory for the Development, manufacture and Commercialization of the Licensed Compound and Licensed Product upon expiration or termination of the Agreement (other than termination of the Agreement by Luoxin pursuant to Sections 13.4 or 13.5).
(b) Product Materials. Subject to the terms and conditions of this Agreement, each Party hereby grants to the other Party a fully-paid up, royalty-free license, with the right to grant sublicenses under multiple tiers, to use Product Materials generated and owned by such Party, for the Development, manufacture (with respect to Luoxin, solely to the extent applicable under Section 7.5) and Commercialization of the Licensed Compound and Licensed Product in the other Party’s respective territory during the Term of this Agreement.
(c) Inventions. Inventorship of any Inventions will be determined in accordance with the standards of inventorship and conception under U.S. patent laws. For clarity, all Inventions made by Synergy are included in the Synergy IP and licensed to Luoxin under Section 2.1(a). Luoxin shall promptly disclose in writing to Synergy all Luoxin Development Inventions. Luoxin hereby grants Synergy an irrevocable, perpetual, royalty-free, fully paid-up, non-exclusive license with the right to grant sublicenses in such Luoxin Development Inventions in the Synergy Territory for the Development, manufacture or Commercialization of the Licensed Compound or Licensed Product in the Synergy Territory. Luoxin shall have the sole right to file for patent protection for such Luoxin Development Inventions.

(d) Luoxin’s Affiliates, Sublicensees and Subcontractors. Luoxin shall ensure that each of its Affiliates, sublicensees and subcontractors under this Agreement has a contractual obligation to disclose to Luoxin all Data, Product Materials and Inventions generated, invented, discovered, developed, made or otherwise created by them or their employees, agents or independent contractors, and to provide sufficient rights with respect thereto, so that Luoxin can comply with its obligations under Sections 9.1(a), 9.1(b) and 9.1(c).
9.2 Patent Prosecution.
(a) Prosecution by Synergy. As between the Parties, Synergy shall have the sole right to prepare, file, prosecute and maintain or abandon the Synergy Licensed Patents during the term of this Agreement. Notwithstanding the foregoing, Synergy shall not abandon any Synergy Licensed Patent in the Luoxin Territory without first notifying Luoxin in writing that it intends to abandon a Synergy Licensed Patent in the Luoxin Territory stating the reason for such abandonment in detail for Luoxin’s review and approval. If Luoxin disagrees with such abandonment within twenty (20) Business Days of receipt of notice from Synergy, then the Parties shall bring such matter to the JSC for discussion. In the event Luoxin still disagrees with such abandonment after discussion through the JSC, then Synergy will proceed with or maintain (as the case may be) such Synergy Licensed Patent in the Luoxin Territory at Luoxin’s cost and expense. Synergy will use Commercially Reasonable Efforts to prepare, file, prosecute, defend and maintain all Synergy Licensed Patents in the Luoxin Territory; provided, however, that Synergy does not represent or warrant that any patent will issue or be granted based on patent applications contained in the Synergy Licensed Patents. Synergy shall provide Luoxin reasonable opportunity to review and comment on such prosecution efforts regarding the Synergy Licensed Patents as follows: Synergy shall promptly provide Luoxin with copies of all material communications from any patent authority in the Luoxin Territory regarding the Synergy Licensed Patents, and shall provide Luoxin, for its review and comment, with drafts of any material filings or responses to be made to such patent authorities in a reasonable amount of time in advance of submitting such filings or responses. Synergy shall consider in good faith comments thereto provided by Luoxin in connection with the prosecution of the Synergy Licensed Patents. For the purpose of this Article 9, “prosecution” shall include any post-grant proceeding in the Luoxin Territory, including opposition proceedings. Synergy shall use Commercially Reasonable Efforts to (i) for any peptide listed Exhibit A1, file a divisional application of * in mainland China with the State Intellectual Property Office of the PRC (“SIPO”) and upon acceptance of such filing, request substantive examination by SIPO (“SIPO ESE Request”) of such divisional application within ninety (90) days after the Effective Date; and (ii) for any peptide listed in Exhibit B and claimed in any patent application subsequently filed by or on behalf of Synergy in the USA after the Effective Date and during the term of * file a divisional application of * in mainland China with SIPO and upon acceptance of such filing, request the SIPO ESE Request of such divisional application within ninety (90) days after the filing date of such subsequent patent application in the USA.
(b) Synergy Territory. For clarity, Luoxin does not have any rights pursuant to this Agreement with respect to any Synergy Patents in the Synergy Territory and, as between the Parties, Synergy shall have the sole right in its sole discretion to prepare, file, prosecute and maintain the Synergy Patents in the Synergy Territory.
(c) Collaboration. Luoxin shall provide Synergy with all reasonable assistance and cooperation in the patent prosecution efforts by Synergy provided in this Section 9.2, including providing any necessary powers of attorney and executing any other required documents or instruments for such prosecution.
9.3 Patent Enforcement.
(a) Notification. If either Party becomes aware of any existing or threatened infringement of any Synergy Licensed Patent (“Infringement”), it shall promptly notify the other Party in writing to that effect and the Parties will consult with each other regarding any actions to be taken with respect to such Infringement.
(b) Enforcement Rights. Each Party shall share with the other Party all Information available to it regarding such alleged Infringement, pursuant to a mutually agreeable “common interest agreement” executed by the Parties under which the Parties agree to their shared, mutual interest in the outcome of any suit to enforce the Synergy Licensed Patents against such Infringement. Synergy shall have the first right, but not the obligation, to bring an appropriate suit or other action against any Person engaged in such Infringement, at Synergy’s cost and expense. If Synergy elects to commence a suit to enforce the applicable Synergy Licensed Patents against such Infringement, then Luoxin shall have the right to join such enforcement action upon notice to Synergy, and in this case the Parties shall share the cost and expense of such enforcement action equally.
[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.

If Synergy notifies Luoxin that it does not intend to commence a suit to enforce the applicable Synergy Licensed Patents against such Infringement or to take other action to secure the abatement of such Infringement or if Synergy does not take any actions within three (3) months upon knowledge of such Infringement, then, to the extent that such Infringement is resulting from a Third Party’s use or sale of a product that competes with a Licensed Product in the Field and in the Luoxin Territory, Luoxin shall have the right, but not the obligation, to commence such a suit or take such action, at Luoxin’s cost and expense (provided that, if Synergy believes in good faith that the commencement of any such suit or action by Luoxin would reasonably be likely to have a negative impact on any similar action that Synergy is pursing against such person or entity, then Luoxin shall not have the right to commence such suit or action without the consent of Synergy). In such case, Synergy shall take appropriate actions in order to enable Luoxin to commence a suit or take the actions set forth in the preceding sentence. Neither

Party shall settle any such suit or action in any manner that would negatively impact the Synergy Licensed Patents or that would limit or restrict the ability of Luoxin to sell the Licensed Products in the Luoxin Territory without the prior written consent of the other Party.
(c) Collaboration. Each Party shall provide to the Party bringing a claim, suit or action under Section 9.3(b) (the “Enforcing Party”) with reasonable assistance in such enforcement, at such Enforcing Party’s request and expense (unless Luoxin elects to join an enforcement action when Synergy is the Enforcing Party, in which case the expenses will be shared equally by the Parties), including joining such action as a party plaintiff if required by applicable Laws to pursue such action. The Enforcing Party shall keep the other Party regularly informed of the status and progress of such enforcement efforts, and shall reasonably consider the other Party’s comments on any such efforts. The non-enforcing Party shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense, but such Party shall at all times cooperate fully with the Enforcing Party.
(d) Expenses and Recoveries. The Enforcing Party shall be solely responsible for any expenses it incurs as a result of such enforcement action, except that the Parties shall share equally the cost and expense of the enforcement action when Synergy is the Enforcing Party and Luoxin elects to join the enforcement action. If the Enforcing Party recovers monetary damages in such claim, suit or action brought under Section 9.3(b), such recovery shall be allocated first to the reimbursement of any documented expenses incurred by the Parties in such enforcement action, and any remaining amounts shall be shared by the Parties as follows:

(i) if Synergy is the Enforcing Party and Luoxin does not elect to join the enforcement action and share the cost and expense of the enforcement action: * percent (*%) of the remaining amounts shall be retained by Synergy, and * percent (*%) of the remaining amounts shall be paid to Luoxin;
(ii) if Synergy is the Enforcing Party and Luoxin elects to join the enforcement action and share the cost and expense of the enforcement action: * percent (*%) of the remaining amounts shall be retained by Synergy, and *percent (*%) of the remaining amounts shall be paid to Luoxin;
(iii) If Luoxin is the Enforcing Party: * percent (*%) of the remaining amounts shall be retained by Luoxin, and * percent (*%) of the remaining amounts shall be paid to Synergy.

(e) Other Infringements. Synergy shall have the sole right to enforce Synergy Patents in the Synergy Territory, and Synergy shall be entitled to retain all recoveries resulting from all such enforcements.
9.4 Third Party Infringement Claims. If the manufacture, sale or use of the Licensed Products in the Field in the Luoxin Territory pursuant to this Agreement results in a claim, suit or proceeding alleging patent infringement against Synergy or Luoxin (or their respective Affiliates, licensees or sublicensees) (collectively, “Infringement Actions”), such Party shall promptly notify the other Party hereto in writing. Synergy shall have the right and the obligation to direct and control the defense of such Infringement Action, at its own expense with counsel of its choice; provided, however, that Luoxin may participate in the defense and/or settlement thereof, at its own expense with counsel of its choice. In any event, Synergy agrees to keep Luoxin reasonably informed of all material developments in connection with any such Infringement Action for which Synergy exercises its right to direct and control the defense. Synergy agrees not to settle such Infringement Action, or make any admissions or assert any position in such Infringement Action, in a manner that would materially adversely affect the rights or interests of Luoxin, without the prior written consent of Luoxin, which shall not be unreasonably withheld or delayed. If Synergy does not direct and control the defense of an Infringement Action that is brought against Luoxin in a timely manner, then Luoxin shall have such right and it shall agree to keep Synergy reasonably informed of all material developments in connection with such Infringement Action and it shall not settle such Infringement Action, or make any admissions or assert any position in such Infringement Action, in a manner that would materially adversely affect the rights or interests of Synergy, without the prior written consent of Synergy, which shall not be unreasonably withheld or delayed.
[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.

9.5 Patent Term Extensions. Synergy will cooperate with Luoxin, at Synergy’s cost and expense in seeking and obtaining patent term extensions (including any pediatric exclusivity extensions as may be available) or supplemental protection certificates or their equivalents in the Luoxin Territory with respect to any Synergy Licensed Patents or Licensed Product. If elections with respect to obtaining such patent term extensions are to be made, Synergy shall have the sole right to make such elections.
9.6 Trademarks.
(a) Subject to subsection (c) below, Luoxin shall Commercialize the Licensed Products in the Field in the Luoxin Territory under any trademark owned or Controlled by Luoxin (the “Luoxin Product Mark”); provided that, prior to finalizing any Luoxin Product

Mark, Luoxin shall provide Synergy with such proposed trademark and related trade dress and shall reasonably consider in good faith Synergy’s comments with respect thereto. Luoxin shall, and shall ensure that its Affiliates and sublicensees will, use the Luoxin Product Mark solely in connection with the Development and Commercialization of the Licensed Products in the Field in the Luoxin Territory. Luoxin shall own all rights in the Luoxin Product Mark, and all goodwill in the Luoxin Product Mark shall accrue to Luoxin. Luoxin shall register and maintain, at Luoxin’s cost and expense, the Luoxin Product Marks in the Luoxin Territory.
(b) Subject to subsection (c) below, Luoxin shall have the right to brand the Licensed Products in the Field in the Luoxin Territory with those trademarks of Luoxin that are associated with Luoxin’s name or identity (“Luoxin Housemarks”). Luoxin shall own all rights in the Luoxin Housemarks, and all goodwill in the Luoxin Housemarks shall accrue to Luoxin.
(c) In connection with Luoxin’s use of any Luoxin Product Mark or Luoxin Housemark, Luoxin shall not, and shall ensure that its Affiliates and their respective sublicensees shall not: (A) make any use of trademarks that are confusingly similar to any trademarks or housemarks of Synergy or its Affiliates (including the corporate name of Synergy or any of its Affiliates) without Synergy’s prior written consent; or (B) use any trademarks, other than the Luoxin Product Marks and the Luoxin Housemarks, in connection with the Commercialization of Licensed Products in the Field in the Luoxin Territory, without the prior written consent of Synergy.
ARTICLE 10
REPRESENTATIONS AND WARRANTIES; COVENANTS
10.1 Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party as follows:
(a) Corporate Existence. As of the Effective Date, it is a company or corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated;
(b) Corporate Power, Authority and Binding Agreement. As of the Effective Date, (i) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (iii) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors' rights and remedies generally;
(c) No Conflict. The execution and delivery of this Agreement, the performance of such Party’s obligations in the conduct of the Development Plan and the license to be granted pursuant to this Agreement (i) do not and will not conflict with or violate any requirement of applicable Law existing as of the Effective Date; (ii) do not and will not conflict with or violate the certificate of incorporation or by-laws (or other constating documents) of such Party; and (iii) do not and will not conflict with, violate, breach or constitute a material default under any contractual obligations of such Party or any of its Affiliates existing as of the Effective Date;
(d) No Violation. Neither such Party nor any of its Affiliates is under any obligation to any Person, contractual or otherwise, that is in violation of the terms of this Agreement or that would impede the fulfillment of such Party’s obligations hereunder;
(e) No Debarment. Neither such Party nor any of its Affiliates is debarred or disqualified under the Act or comparable applicable Laws outside the U.S.; and
(f) No Consents. No authorization, consent, approval of a Third Party, nor to such Party’s knowledge, any license, permit, exemption of or filing or registration with or notification to any court or Governmental Authority is or will be necessary for the (i) valid execution and delivery of this Agreement by such Party; or (ii) the consummation by such Party of the transactions contemplated hereby.
10.2 Additional Representations and Warranties of Synergy. Synergy represents and warrants to Luoxin as follows, as of the Effective Date:
(a) Title; Encumbrances. It has (i) sufficient legal and/or beneficial title or ownership or license, free and clear from any mortgages, pledges, liens, security interests, conditional and installment sale agreement, encumbrances, charges or claim of any kind, of the Synergy IP to grant the licenses to Luoxin as purported to be granted pursuant to this Agreement, and (ii) to Synergy’s knowledge, no Third Party has taken any action before the United States Patent and Trademark Office, or any counterpart thereof outside the U.S., claiming legal and/or beneficial title or ownership or license of any Synergy IP;
(b) Intellectual Property Rights. The Synergy IP includes all intellectual property rights Controlled by Synergy which are reasonably necessary for the Development, manufacture (to the extent set forth in Section 7.5) and Commercialization of the Licensed Product by Luoxin in accordance with the terms of this Agreement;
(c) Notice of Infringement or Misappropriation. It has not received any written notice from any Third Party asserting or alleging that (i) any research or development of a Licensed Product by Synergy prior to the Effective Date infringed or misappropriated the intellectual property rights of such Third Party, or (ii) the Development or Commercialization of the Licensed Products in the Luoxin Territory would infringe or misappropriate the intellectual property rights of such Third Party;
(d) Non-Infringement of Rights by Third Parties. To Synergy’s knowledge, no Third Party is infringing or has infringed the Synergy Licensed Patents as of the Effective Date;

(e) Non-Assertion by Third Parties. To Synergy’s knowledge, no Third Party has asserted that the issued patents within the Synergy Licensed Patents set forth in Exhibit A are invalid or unenforceable;
(f) No Proceeding. There is no pending, and to Synergy’s knowledge, no threatened, adverse action, suit or proceeding against Synergy involving any Synergy IP or a Licensed Product;
(g) Prosecution of Synergy Patents. To Synergy’s knowledge, prior to the Effective Date, Synergy has not taken action or failed to undertake an action in connection with filing, prosecuting and maintaining the Synergy Licensed Patents set forth in Exhibit A in violation of any applicable Law;
(h) Compliance with Laws. To Synergy’s knowledge, Synergy has complied with all applicable Laws in connection with the prosecution of the Synergy Licensed Patents, including the duty of candor owed to any patent office pursuant to such Laws;
(i) Synergy Patents and Patent Applications. Synergy does not have knowledge of any Information which leads it to believe that any issued patents included in the Synergy Licensed Patents set forth in Exhibit A are invalid or unenforceable; and
(j) No Conflicts. Synergy has not entered, and shall not enter, into any agreement with any Third Party that is in conflict with the rights granted to Luoxin under this Agreement, and has not taken and shall not take any action that would in any way prevent it from granting the rights granted to Luoxin under this Agreement, or that would otherwise materially conflict with or adversely affect Luoxin’s rights under this Agreement.
10.3 Additional Representations and Warranties of Luoxin. Luoxin represents and warrants to Synergy that, to Luoxin’s knowledge as of the Effective Date, Luoxin does not Control any Patent that is necessary to make, use, import, offer for sale or sell Licensed Products in the Field.
10.4 Compliance with Laws.
(a) Each Party shall, and shall ensure that its Affiliates and their respective sublicensees will, comply in all respects with Anti-Corruption Laws, Proper Conduct Practices and all applicable Laws in the Development and Commercialization of Licensed Products and performance of its obligations under this Agreement, including the ICH, GCP, GLP and any Regulatory Authority and Government Authority health care programs having jurisdiction in such Party’s respective territory, each as may be amended from time to time.
(b) Each Party shall immediately notify the other Party if it has any information or suspicion that there may be a violation of any applicable Laws (including Anti-Corruption Laws) in connection with its performance under this Agreement or the Development or Commercialization of any Licensed Product hereunder. In the event that either Party has violated or been suspected of violating any of its obligations, representations, warranties or covenants in Section 10.4(a), such Party will take reasonable actions to remedy such breach and to prevent further such breaches from occurring.
(c) Notwithstanding the foregoing, each Party will have the right, upon reasonable prior written notice and during the other Party’s regular business hours, to audit the other Party’s books and records in the event that a suspected violation of any Anti-Corruption Law needs to be investigated (in such Party’s reasonable, good-faith discretion). Such audit shall be conducted by such Party’s audit team comprised of qualified auditors who have received anticorruption training. For clarity, a credible finding, after a reasonable investigation, of any breach of Section 10.4(a) or 10.4(b) with respect to any Anti-Corruption Law, shall be deemed a material breach of this Agreement and allow the non-breaching Party to terminate this Agreement in accordance with Section 13.4.
10.5 Additional Luoxin Covenants. In addition to any covenants made by Luoxin elsewhere in this Agreement, Luoxin hereby covenants to Synergy as follows:
(a) neither Luoxin nor any of its Affiliates will employ or use the services of any Person who is debarred or disqualified under the Act, or comparable applicable Laws outside the U.S., in connection with activities relating to any Licensed Product; and in the event that Luoxin becomes aware of the debarment or disqualification or threatened debarment or disqualification of any Person providing services to Luoxin or any of its Affiliates with respect to any activities relating to any Licensed Product, Luoxin will immediately notify Synergy in writing and Luoxin will cease, or cause its Affiliate to cease (as applicable), employing, contracting with, or retaining any such Person to perform any services relating to any Licensed Product;
(b) neither it nor its Affiliates, or its or their sublicensees, shall exploit in any manner any Licensed Product outside of the scope of the licenses expressly granted to Luoxin under this Agreement; and
(c) neither Luoxin nor any of its Affiliates, nor any of their respective employees, agents or contractors shall use any confidential information obtained from any Third Party (including any prior employer), directly or indirectly, whether obtained prior to the Effective Date or during the Term, in connection with activities performed under this Agreement, and Luoxin shall be solely responsible and liable for, and shall indemnify Synergy pursuant to Section 11.2 in connection with, any breach of this covenant by Luoxin, any of its Affiliates, or their respective employees, agents or contractors.
10.6 No Other Representations or Warranties. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, ARE MADE OR GIVEN BY OR ON BEHALF OF A PARTY OR ITS AFFILIATES, AND ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED. For clarity and without limiting the foregoing, Synergy makes no representation or warranty concerning the Licensed Products or Synergy IP except as expressly set forth in this Article 10.
ARTICLE 11
INDEMNIFICATION
11.1 Indemnification by Synergy. Synergy shall defend, indemnify, and hold Luoxin and its Affiliates and their respective officers, directors, employees, and agents (the “Luoxin Indemnitees”) harmless from and against any and all losses, damages, liabilities, expenses and costs, including reasonable legal expense and attorneys’ fees (“Losses”) as a result of any claim, demand, action or other proceeding by any Third Party (collectively, “Claims”) arising out of, based on, or resulting from (a) the Development or Commercialization of Licensed Products in the Field in the Luoxin Territory by or on behalf of Synergy or its Affiliates prior to the Effective Date, (b) the Development or Commercialization of Licensed Products in the Field in the Synergy Territory, (c) the breach of any of Synergy’s obligations under this Agreement, including Synergy’s representations and warranties set forth herein, (d) the conduct of any pharmacovigilance-related activities set forth in Section 5.8 by or on behalf of Synergy (except to the extent that such Claim arises from Luoxin’s provision of false, misleading, inaccurate or incomplete information to Synergy under Section 5.8 or Luoxin’s breach of its obligations under the Pharmacovigilance Agreement) or (e) the willful misconduct or negligent acts of any Synergy Indemnitee. The foregoing indemnity obligation shall not apply to the extent that (i) the Luoxin Indemnitees fail to comply with the indemnification procedures set forth in Section 11.3 and Synergy’s defense of the relevant Claim is prejudiced by such failure, or (ii) any Claim arises from, is based on, or results from any activity or occurrence for which Luoxin is obligated to indemnify the Synergy Indemnitees under Section 11.2.
11.2 Indemnification by Luoxin. Luoxin shall defend, indemnify, and hold Synergy and its Affiliates and their respective officers, directors, employees, and agents (the “Synergy Indemnitees”) harmless from and against any and all Losses as a result of any Claims by any Third Party arising out of, based on, or resulting from (a) the Development or Commercialization of Licensed Products by or on behalf of Luoxin or its Affiliates or sublicensees on or after the Effective Date (except to the extent that any such activities are conducted by or on behalf of Synergy or its Affiliates) (including any Infringement Actions), (b) the breach of any of Luoxin’s obligations under this Agreement, including Luoxin’s representations and warranties set forth herein, or (c) the willful misconduct or negligent acts of any Luoxin Indemnitee. The foregoing indemnity obligation shall not apply to the extent that (i) the Synergy Indemnitees fail to comply with the indemnification procedures set forth in Section 11.3 and Luoxin’s defense of the relevant Claim is prejudiced by such failure, or (ii) any Claim arises from, is based on, or results from any activity or occurrence for which Synergy is obligated to indemnify the Luoxin Indemnitees under Section 11.1.
11.3 Indemnification Procedures. The Party claiming indemnity under this Article 11 (the “Indemnified Party”) shall give written notice to the Party from whom indemnity is being sought (the “Indemnifying Party”) promptly after learning of such Claim and shall offer control of the defense of such Claim to the Indemnifying Party. The Indemnified Party shall provide the

Indemnifying Party with reasonable assistance, at the Indemnifying Party’s expense, in connection with the defense of the Claim for which indemnity is being sought. The Indemnified Party may participate in and monitor such defense with counsel of its own choosing at its sole expense; provided, however, the Indemnifying Party shall have the right to assume and conduct the defense of the Claim with counsel of its choice. The Indemnifying Party shall not settle any Claim without the prior written consent of the Indemnified Party, not to be unreasonably withheld, unless the settlement involves only the payment of money. So long as the Indemnifying Party is actively defending the Claim in good faith, the Indemnified Party shall not settle or compromise any such Claim without the prior written consent of the Indemnifying Party. If the Indemnifying Party does not assume and conduct the defense of the Claim as provided above, (a) the Indemnified Party may defend against, consent to the entry of any judgment, or enter into any settlement with respect to such Claim in any manner the Indemnified Party may deem reasonably appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), and (b) the Indemnifying Party shall remain responsible to indemnify the Indemnified Party as provided in this Article 11. Notwithstanding anything contained in the foregoing to the contrary, the provisions of Section 9.4 shall govern the defense of any Infringement Actions. Additionally, in the event that Synergy has elected to defend any such Infringement Action, then Luoxin shall not be obligated to indemnify Synergy for any Claims related to such Infringement Action; rather, the Parties shall share such Claims equally.
11.4 Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 11.4 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 11.1 or 11.2, OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF CONFIDENTIALITY OBLIGATIONS IN ARTICLE 12 OR FOR A PARTY’S BREACH OF ITS OBLIGATIONS IN SECTION 2.5.
11.5 Insurance. Each Party shall procure and maintain insurance, including product liability insurance, adequate to cover its obligations hereunder and consistent with normal business practices of prudent companies similarly situated in their respective territories. It is understood that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 11. Each Party shall provide the other Party with written evidence of such insurance upon request. Each Party shall provide the other Party with written notice at least thirty (30) days prior to the cancellation, non‑renewal or material change in such insurance.
11.6 Supply Agreement. The rights and obligations set forth in this Article 11 shall be in addition to, and without prejudice to, indemnification, limitations of liability, insurance, representations and warranties and other rights and obligations of the Parties provided for under the Supply Agreement (or any other Transaction Agreement).

ARTICLE 12
CONFIDENTIALITY
12.1 Confidentiality. Each Party agrees that, during the Term and for a period of ten (10) years thereafter, it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement or any other Transaction Agreement (which includes the exercise of any rights or the performance of any obligations hereunder or thereunder) any Confidential Information of the other Party, except to the extent expressly authorized by any other Transaction Agreement or otherwise agreed in writing by the Parties. The foregoing confidentiality and non-use obligations shall not apply to any portion of the other Party’s Confidential Information that the receiving Party can demonstrate by competent written proof:
(a) was already known to the receiving Party or its Affiliate, other than under an obligation of confidentiality, at the time of disclosure by the other Party;
(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;
(c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party or its Affiliate in breach of this Agreement;
(d) was disclosed to the receiving Party or its Affiliate by a Third Party who, to the Party’s knowledge, had a legal right to make such disclosure and who did not obtain such information directly or indirectly from the other Party; or
(e) was independently discovered or developed by the receiving Party or its Affiliate without access to or aid, application, use of the other Party’s Confidential Information, as evidenced by a contemporaneous writing.
12.2 Authorized Disclosure. Notwithstanding the obligations set forth in Section 12.1, a Party may disclose the other Party’s Confidential Information and the terms of this Agreement to the extent:
(a) such disclosure is reasonably necessary (i) for the filing or prosecuting of Patent rights as contemplated by any of the Transaction Agreements; (ii) to comply with the requirements of Regulatory Authorities with respect to obtaining and maintaining Regulatory Approval of Licensed Product; or (iii) for the prosecuting or defending litigation as contemplated by any of the Transaction Agreements;
(b) such disclosure is reasonably necessary to its or its Affiliate’s employees, agents, consultants, contractors, licensees or sublicensees on a need-to-know basis for the sole purpose of performing its obligations or exercising its rights under any of the Transaction

Agreements; provided that in each case, the disclosees are bound by written obligations of confidentiality consistent with those contained in this Agreement;
(c) such disclosure is reasonably necessary to any bona fide potential or actual investor, acquiror, merger partner, or other financial or commercial partner for the sole purpose of evaluating or carrying out an actual or potential investment, acquisition or other business relationship; provided that in connection with such disclosure, such Party shall inform each disclosee of the confidential nature of such Confidential Information and require each disclosee to treat such Confidential Information as confidential; or
(d) such disclosure is reasonably necessary to comply with applicable Laws, including regulations or rules promulgated by applicable securities commissions (or other securities regulatory authorities), security exchanges, court order, administrative subpoena or order.
Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 12.2(a) or 12.2(d), such Party shall promptly notify the other Party of such required disclosure, to the extent that it is legally authorized or permitted to so, and shall use reasonable efforts to obtain, or to assist the other Party in obtaining, a protective order preventing or limiting the required disclosure.
12.3 Publicity; Terms of Agreement.
(a) The Parties agree that the terms of this Agreement are the Confidential Information of both Parties, subject to the special authorized disclosure provisions set forth in this Section 12.3.
(b) If either Party desires to make a public disclosure concerning the terms of this Agreement, such Party shall give reasonable prior advance notice of the proposed text of such disclosure to the other Party for its prior review and approval (except as otherwise provided herein), which approval shall not be unreasonably withheld or delayed. A Party commenting on such a proposed disclosure shall provide its comments, if any, within two (2) Business Days after receiving the proposed disclosure for review (or such shorter period of time as necessitated by regulatory requirements). In addition, where required by applicable Law, including regulations promulgated by applicable security exchanges, either Party shall have the right to make a press release or other public disclosure regarding the achievement of each milestone under this Agreement as it is achieved, the achievements of Regulatory Approval in the Luoxin Territory as they occur, or the occurrence of other events that affect either Party’s rights or obligations under this Agreement, in each case subject only to the review procedure set forth in the preceding sentences. In relation to the other Party’s review of such an announcement, such other Party may make specific, reasonable comments on such proposed press release within the prescribed time for commentary. Neither Party shall be required to seek the permission of the other Party to repeat any information regarding the terms of this Agreement that has already been publicly disclosed by such Party, or by the other Party, in accordance with this Section 12.3.

(c) The Parties acknowledge that either or both Parties or their Affiliates may be obligated to file under applicable Laws a copy of this Agreement with Governmental Authorities. Each Party and its Affiliates shall be entitled to make such a required filing, provided that it requests confidential treatment of the commercial terms and sensitive technical terms hereof and thereof to the extent such confidential treatment is reasonably available. In the event of any such filing, each Party will provide the other Party with a copy of this Agreement marked to show provisions for which such Party or its Affiliate intends to seek confidential treatment and shall reasonably consider and incorporate the other Party’s timely comments thereon to the extent consistent with the legal requirements, with respect to the filing Party or Affiliate, governing disclosure of material agreements and material information that must be publicly filed.
12.4 Technical Publication. Luoxin may not publish peer reviewed manuscripts, or provide other forms of public disclosure including abstracts and presentations, of results of studies carried out under the Development Plan, or otherwise pertaining to the Licensed Products or Synergy Licensed Know-How, without the prior written consent of Synergy.
12.5 Equitable Relief. Each Party acknowledges that its breach of this Article 12 will cause irreparable harm to the other Party, which cannot be reasonably or adequately compensated in damages in an action at law. By reasons thereof, each Party agrees that the other Party shall be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to preliminary and permanent injunctive and other equitable relief to prevent or curtail any actual or threatened breach of the obligations relating to Confidential Information set forth in this Article 12 by the other Party.
ARTICLE 13
TERM AND TERMINATION
13.1 Term. The term of this Agreement (the “Term”) shall commence upon the Effective Date and, unless earlier terminated pursuant to this Article 13, shall be perpetual.
13.2 Termination by Luoxin.
(a) Luoxin may terminate this Agreement in its entirety for convenience upon * (*) days prior written notice given to Synergy at any time during the Term; provided, however, that Synergy may, upon prior written agreement with Luoxin accelerate the effectiveness of such termination to the extent permitted by Law in the Luoxin Territory.
(b) In the event that, despite Luoxin’s use of Commercially Reasonable Efforts to obtain MAA approval, the Regulatory Authority in the Luoxin Territory refuses to grant MAA approval of a Licensed Product, Luoxin shall provide Synergy with information relating to such refusal by such Regulatory Authority, including the reasons alleged for such refusal, so that Synergy may assist Luoxin to obtain such MAA approval. In the event that such Regulatory Authority continues to refuse to grant MAA approval despite the use of

Commercially Reasonable Efforts by both Parties for at least * (*) months, Luoxin may terminate this Agreement upon * (*) days prior written notice to Synergy.
(c) Luoxin may terminate this Agreement upon * (*) days prior written notice to Synergy if a Regulatory Authority in the Luoxin Territory has ordered Luoxin to stop all sales of Licensed Products in the Luoxin Territory due to a safety concern; provided, however, that Luoxin has, for a period of * (*) days prior to the provision of such notice by Luoxin, used Commercially Reasonable Efforts to resolve such safety concern.
[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.
13.3 Termination by Synergy.
(a) Synergy may terminate this Agreement upon written notice to Luoxin, if Luoxin stops Development (including Regulatory Activities) or Commercializing Licensed Products in the Luoxin Territory for a period of six (6) months or more (consecutively), unless (i) Development or Commercialization of Licensed Products was prevented throughout such period by a force majeure for which Luoxin provided notice pursuant to Section 15.2 prior to or at the start of such period and that persisted throughout such period despite Luoxin’s reasonable efforts to remove or mitigate it; or (ii) Development or Commercialization of Licensed Products was stopped due to reasons directly attributable to Synergy, its Affiliates, sublicensees and/or its designated manufacturer. Such termination shall go into effect on the date specified in the applicable termination notice.
(b) Synergy may terminate this Agreement in its entirety upon written notice to Luoxin, if Luoxin or its Affiliates or their respective sublicensees (directly or indirectly, individually or in association with any other Person) challenges the validity, enforceability or scope of any Synergy Patent. Such termination shall go into effect on the date specified in the applicable termination notice.
13.4 Termination for Breach. Each Party shall have the right to terminate this Agreement in its entirety immediately upon written notice to the other Party if the other Party materially breaches its obligations under any Transaction Agreement and, after receiving written notice identifying such material breach in reasonable detail, fails to cure such material breach within thirty (30) days from the date of such notice. If the Parties are in dispute on whether a material breach exists, Article 14 shall apply.
13.5 Termination Due to Bankruptcy. Either Party may terminate this Agreement if, at any time, the other Party files in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of that Party or of its assets, or if the other Party proposes a written agreement of composition or extension of its debts, or if the other Party is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition is not dismissed within sixty (60) days after the filing thereof, or if the other

Party proposes or becomes a Party to any dissolution or liquidation, or if the other Party makes an assignment for the benefit of its creditors.
13.6 Effect of Termination or Expiration. Upon the any termination or expiration of this Agreement, the following shall apply (in addition to any other rights and obligations under this Agreement with respect to such termination):
(a) Licenses. All licenses and other rights granted by Synergy to Luoxin under this Agreement shall terminate, including all sublicenses granted by Luoxin unless such sublicenses are assumed by Synergy as contemplated by Section 2.1(c)(vi), which shall survive expiration or termination. Synergy shall have a reversion of all rights previously licensed to Luoxin hereunder for which the relevant licenses have terminated on a fully paid-up and royalty-free basis, itself or with or through an Affiliate or Third Party, to Develop and Commercialize the Licensed Products in the Field in the Luoxin Territory at Synergy’s discretion. Notwithstanding anything to the contrary, if Luoxin is entitled to terminate this Agreement in accordance with Section 13.4, it may choose (as its sole and exclusive remedy) to not terminate this Agreement under which circumstance and the Agreement shall remain in full force and effect, provided, however, that the milestone payments and royalties due to Synergy hereunder shall continue to be payable, but shall be reduced by *percent (*%).
(b) Wind-Down. Luoxin will responsibly wind-down, in accordance with accepted pharmaceutical industry norms and ethical practices, any on-going clinical studies for which it has responsibility hereunder in which patient dosing has commenced or, if reasonably practicable and not adverse to patient safety and requested by Synergy, Luoxin shall complete such trials and Synergy shall reimburse Luoxin its reasonable, out-of-pocket costs associated therewith. For the purpose of clarity, except as provided for above, Luoxin may wind-down any ongoing clinical trials prior to the date of termination in accordance with accepted pharmaceutical industry norms and ethical practices and Luoxin will be responsible for any costs associated with such wind-down. Notwithstanding the foregoing, if this Agreement is terminated by Luoxin pursuant to Sections 13.4 or 13.5, then Synergy will be responsible for any costs associated with such wind-down.
(c) Regulatory Materials; Data. Luoxin shall provide Synergy or its designee with all Regulatory Materials, including Regulatory Approvals, for the Licensed Products to the extent possible under applicable Law in the Luoxin Territory. Luoxin shall also promptly provide Synergy with all Data (to the extent not already provided to Synergy), including pharmacovigilance data, generated by or on behalf of Luoxin. In addition, Luoxin shall promptly return or destroy, at Synergy’s election, all Confidential Information of Synergy. If this Agreement is terminated by Luoxin pursuant to Sections 13.4 or 13.5, Synergy shall bear the cost arising out of such assistance performed by Luoxin. If this Agreement is terminated by Luoxin pursuant to Sections 13.2(a) or if this Agreement is terminated by Synergy pursuant to Sections 13.3(a) or (b), 13.4, or 13.5, Luoxin shall bear such cost. If this Agreement is terminated by Luoxin pursuant to Sections 13.2(b) or (c), Luoxin and Synergy shall share such cost equally.

(d) Trademarks. Upon Synergy’s written request, Luoxin shall grant to Synergy, effective as of the date of such request, an exclusive, transferable, sublicensable license on commercially reasonable terms and conditions to be agreed by the Parties to use Luoxin Product Marks in connection with the Commercialization of Licensed Products in the Luoxin Territory (and excluding, for clarity, any Luoxin Housemarks).
(e) Transition Assistance. Upon Synergy’s request, Luoxin shall provide such assistance as may be reasonably necessary or useful for Synergy to continue the Development and Commercialization of Licensed Products in the Luoxin Territory, to the extent Luoxin or its Affiliate or sublicensee is then performing or having performed such activities, including upon request of Synergy, assigning or amending as appropriate any agreements or arrangements with any Third Party for the Development, distribution, sale or otherwise Commercialization of Licensed Products to the extent such agreements or arrangements can be assigned or amended under applicable Laws and terms and conditions therein.
[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.
If this Agreement is terminated by Luoxin pursuant to Sections 13.2(b) or (c), 13.4 or 13.5, Synergy shall bear the cost arising out of such assistance performed by Luoxin. If this Agreement is terminated by Luoxin pursuant to Sections 13.2(a) or if this Agreement is terminated by Synergy pursuant to Sections 13.3(a) or (b), 13.4, or 13.5, Luoxin shall bear such cost. Additionally, Luoxin shall, at Synergy’s cost, provide Synergy with copies of any promotional and marketing materials not containing Luoxin Product Mark or Luoxin Housemark generated by or on behalf of Luoxin with respect to Licensed Products prior to the effective date of expiration or termination.
(f) Inventory. In the event that this Agreement is terminated in its entirety, Synergy shall have the right, but not the obligation, to purchase any and all of the inventory of Licensed Products held by Luoxin or its Affiliates or sublicensees as of the date of termination, at a price equal to the transfer price paid by Luoxin to Synergy for such inventory under the Supply Agreement. Notwithstanding the above, if this Agreement is terminated by Luoxin pursuant to Sections 13.4 or 13.5, Luoxin shall have the right, at its sole discretion, to ask Synergy to re-purchase any and all of its inventory of the Licensed Products at a price equal to the transfer price paid by Luoxin to Synergy for such inventory under the Supply Agreement and/or to continue to be permitted to sell such inventory for up to at least twelve (12) months after the effective date of termination of this Agreement. Synergy shall bear the costs of shipment, insurance and taxes incurred in connection with the purchase of the inventory of the Licensed Product held by Luoxin in accordance with this Section.
13.7 Survival. Termination or expiration of this Agreement shall not affect rights or obligations of the Parties under this Agreement that have accrued prior to the date of termination or expiration. Notwithstanding anything to the contrary, the following provisions shall survive any expiration or termination of this Agreement: Articles 1 (as applicable), 11 (Indemnification),

12 (Confidentiality), 14 (Dispute Resolution), and 15 (Miscellaneous), and Sections 2.1(c)(vi), 2.2 (Synergy Partner), 2.4 (No Implied Licenses), 8.8 (Payment Method; Foreign Exchange), 8.9 (Interest on Late Payments), 8.11 (Records; Audits), 8.12 (Taxes), 9.1 (Ownership of Data and Inventions, as applicable), 10.6 (No Other Representations or Warranties), 13.6 (Effects of Termination or Expiration), 13.7 (Survival) and 13.8 (Termination Not Sole Remedy).
13.8 Termination Not Sole Remedy. Termination is not the sole remedy under this Agreement and, whether or not termination is effected and notwithstanding anything contained in this Agreement to the contrary, all other remedies shall remain available except as agreed to otherwise herein.
ARTICLE 14
DISPUTE RESOLUTION
14.1 Disputes; Internal Resolution. The Parties recognize that disputes as to certain matters may from time to time arise that relate to either Party’s rights and/or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation. To accomplish this objective, the Parties agree that, if a dispute arises under this Agreement, including, without limitation, any alleged breach under this Agreement or any issue relating to the interpretation or application of this Agreement, and the Parties are unable to resolve such dispute within thirty (30) days after such dispute is first identified by either Party in writing to the other, the Parties shall refer such dispute to a senior executive of each of Synergy (or one of its Affiliates) and Luoxin (the “Executive Officers”) for attempted resolution by good faith negotiations within thirty (30) days after such notice is received, which shall include at least one (1) in person meeting of the Executive Officers within twenty (20) days after such notice is received. If the dispute is not resolved within such thirty (30) days, either Party may commence arbitration with respect to the subject matter of the dispute and with respect to any other claims it may have and thereafter neither Party shall have any further obligation under this Section 14.1. Notwithstanding the foregoing, and without waiting for the expiration of any such thirty (30)-day periods, Synergy and Luoxin shall each have the right to apply to any court of competent jurisdiction for appropriate interim or provisional relief, as necessary to protect the rights or property of that Party.
14.2 Arbitration; Governing Law.
(a) Arbitration. If the Parties are unable to resolve any disputes arising under or in connection with this Agreement through negotiations as described above in Section 14.1, then, all such disputes (other than a dispute with respect to matters governed by Section 3.3(a) or (b)) shall be finally settled by the Hong Kong International Arbitration Center in accordance with its arbitration rules then in effect. The Emergency Arbitrator Provisions shall not apply. The place of arbitration shall be Hong Kong. Any dispute with respect to matters governed by Section 3.3(a) or (b) shall be referred to a mutually agreed upon, Third Party expert to resolve by binding arbitration (“Expert Arbitration”). Either Party may initiate such arbitration on thirty (30) days’ written notice to the other Party. Upon receipt of such notice, the

Parties shall mutually agree upon a Third Party expert with sufficient knowledge and expertise in the field of pharmaceutical product drug development to evaluate the applicable dispute. The Expert Arbitration proceedings will be conducted at the location selected by such Third Party expert. The fees for any Expert Arbitration shall be shared by the Parties. The language to be used in the arbitral proceedings will be English (including Expert Arbitration). Judgment upon the award rendered by such arbitrator(s) shall be binding on the Parties and may be entered by any court or forum having jurisdiction. All arbitration proceedings and decisions of the arbitrator(s) under this Section 14.2 shall be deemed Confidential Information of both Parties.
(b) Governing Law. Resolution of all disputes and any remedies relating thereto, shall be governed by and construed under the laws of Hong Kong, without giving effect to any choice of law rules or principles.
ARTICLE 15
MISCELLANEOUS
15.1 Entire Agreement; Amendment. This Agreement, including the Exhibits hereto, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior and contemporaneous agreements and understandings between the Parties with respect to the subject matter hereof, including the Confidentiality Agreement. The foregoing shall not be interpreted as a waiver of any remedies available to either Party as a result of any breach, prior to the Effective Date, by the other Party of its obligations under the Confidentiality Agreement. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth in this Agreement. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.
15.2 Force Majeure. Both Parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition. For purposes of this Agreement, force majeure shall include conditions beyond the reasonable control of the applicable Party, which may include but be not limited to an act of God, war, civil commotion, terrorist act, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe, and failure of plant or machinery. Notwithstanding the foregoing, a Party shall not be excused from making payments owed hereunder because of a force majeure affecting such Party. If a force majeure persists for more than ninety (90) days, then the Parties will discuss in good faith the modification of the Parties’ obligations under this Agreement in order to mitigate the delays caused by such force majeure.

15.3 Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 15.3, and shall be deemed to have been given for all purposes (a) when received, if hand-delivered or sent by a reputable courier service, or (b) five (5) Business Days after mailing, if mailed by first class certified or registered airmail, postage prepaid, return receipt requested.
If to Synergy:  Synergy Pharmaceuticals, Inc.
620 Lee Road, Suite 200
Chesterbrook, PA 19087
USA
Attn: Troy Hamilton, CEO

with copies to (which shall not constitute notice):

Cooley LLP
500 Boylston Street
Boston, MA 02116-3737
USA
Attn: Geoffrey Spolyar

If to Luoxin:  Shandong Luoxin Pharmaceutical Group Stock Co., Ltd.
Luoqi Road, Linyi High and New Technology Industries Development Zone, Shandong Province, P.R.C

Attn: Zhenteng Liu

with copies to (which shall not constitute notice):

Luoxin Biotechnology (Shanghai) Co., Ltd.
Building 1 and 1st-3rd Floors, Building 2, 85 Faladi Road, China (Shanghai) Pilot Free Trade Zone, Shanghai 201203, P.R.C
Attn: Zhenteng Liu

15.4 No Strict Construction; Headings. This Agreement has been prepared jointly by the Parties and shall not be strictly construed against either Party. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision. The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section. Except where the context otherwise requires, the use of any gender shall be applicable to all genders, and the word “or” is used in the inclusive sense (and/or). The term “including” as used herein means including, without limiting the generality of any description preceding such term.

15.5 Assignment; Change of Control.
(a) Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other Party, except that either Party may make such an assignment without the other Party’s consent to an Affiliate of such Party.
(b) Notwithstanding Section 15.5(a), either Party may without such consent but with prior written notice to the other Party, assign this Agreement and its rights and obligations hereunder in connection with a Change of Control, provided further that if the said assignee is engaged in a business that directly competes with the Licensed Product, the notified Party shall have the right to terminate this Agreement without any obligation to the other Party, by providing written notice thereof within three (3) months after the receipt of such notice from the assigning Party. Any permitted assignee shall assume all obligations of its assignor under this Agreement. Any assignment or attempted assignment by either Party in violation of the terms of this Section 15.5(a) and (b) shall be null, void and of no legal effect. If either Party experiences a Change of Control, it shall procure the acquirer to enter into a written commitment to perform this Agreement in accordance with the provisions hereunder prior to such Change of Control.
(c) Each Party hereby guarantees the performance by any assignee of such Party’s obligations under this Agreement, and shall cause such assignee to comply with the provisions of this Agreement in connection with such performance, and shall provide a letter of commitment duly signed by such assignee to the other Party prior to such assignment.
15.6 Performance by Affiliates. Each Party may discharge any obligations and exercise any right hereunder through any of its Affiliates. Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.
15.7 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.
15.8 Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.
15.9 No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.
15.10 Independent Contractors. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way. Nothing herein shall be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties.
15.11 English Language. This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement.
15.12 Counterparts. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

{Signature Page Follows}

IN WITNESS WHEREOF, the Parties have executed this License, Development and Commercialization Agreement in duplicate originals by their duly authorized officers as of the Effective Date.

SYNERGY PHARMACEUTICALS, INC. By: Name: Title:	SHANDONG LUOXIN PHARMACEUTICAL GROUP STOCK CO., LTD. By: Name: Title:

7.3	Supply Agreement......................................................................................	25
7.4	Quality Agreement......................................................................................	25
7.5	Manufacturing Assistance............................................................................	25
7.6	Distribution.................................................................................................	26
7.7	Brand Security and Anti-Counterfeiting......................................................	26
Article 8	Compensation.............................................................................................	26
8.1	Upfront Payment.........................................................................................	26
8.2	Development and Commercialization Costs................................................	26
8.3	Development Milestone Payments..............................................................	27
8.4	Commercial Milestone Payments.................................................................	27
8.5	Royalties on Net Sales................................................................................	27
8.6	Product Supply Payments...........................................................................	29
8.7	Royalty Payments; Reports.........................................................................	29
8.8	Payment Method; Foreign Exchange...........................................................	29
8.9	Interest on Late Payments...........................................................................	29
8.1	Blocked Remittance....................................................................................	29
8.11	Records; Audits..........................................................................................	29
8.12	Taxes.........................................................................................................	30
Article 9	Intellectual Property Matters.......................................................................	31
9.1	Ownership of Data and Inventions...............................................................	31
9.2	Patent Prosecution......................................................................................	32
9.3	Patent Enforcement.....................................................................................	33
9.4	Third Party Infringement Claims...................................................................	35
9.5	Patent Term Extensions...............................................................................	35
9.6	Trademarks................................................................................................	35
Article 10	Representations And Warranties; covenants................................................	36
10.1	Mutual Representations and Warranties.......................................................	36
10.2	Additional Representations and Warranties of Synergy.................................	37
10.3	Additional Representations and Warranties of Luoxin...................................	38
10.4	Compliance with Laws................................................................................	38
10.5	Additional Luoxin Covenants......................................................................	39
10.6	No Other Representations or Warranties.....................................................	39
Article 11	Indemnification............................................................................................	39
11.1	Indemnification by Synergy.........................................................................	39
11.2	Indemnification by Luoxin...........................................................................	40
11.3	Indemnification Procedures..........................................................................	40
11.4	Limitation of Liability..................................................................................	41
11.5	Insurance......................................................................................................	41
11.6	Supply Agreement........................................................................................	41
Article 12	Confidentiality..............................................................................................	41
12.1	Confidentiality.............................................................................................	41
12.2	Authorized Disclosure.................................................................................	42
12.3	Publicity; Terms of Agreement.....................................................................	43
12.4	Technical Publication...................................................................................	43
12.5	Equitable Relief...........................................................................................	43
Article 13	Term And Termination................................................................................	44
13.1	Term..........................................................................................................	44
13.2	Termination by Luoxin.................................................................................	44

13.3	Termination by Synergy...............................................................................	44
13.4	Termination for Breach................................................................................	45
13.5	Termination Due to Bankruptcy...................................................................	45
13.6	Effect of Termination or Expiration..............................................................	45
13.7	Survival......................................................................................................	47
13.8	Termination Not Sole Remedy....................................................................	47
Article 14	Dispute Resolution......................................................................................	47
14.1	Disputes; Internal Resolution.......................................................................	47
14.2	Arbitration; Governing Law.........................................................................	47
Article 15	Miscellaneous.............................................................................................	48
15.1	Entire Agreement; Amendment....................................................................	48
15.2	Force Majeure............................................................................................	48
15.3	Notices.......................................................................................................	49
15.4	No Strict Construction; Headings................................................................	49
15.5	Assignment; Change of Control...................................................................	50
15.6	Performance by Affiliates............................................................................	50
15.7	Further Actions...........................................................................................	50
15.8	Severability.................................................................................................	50
15.9	No Waiver.................................................................................................	50
15.1	Independent Contractors.............................................................................	51
15.11	English Language........................................................................................	51
15.12	Counterparts...............................................................................................	51

LIST OF EXHIBITS

Exhibit A: Synergy Licensed Patents
Exhibit A1: List of Peptides for Divisional Patent Applications in Mainland China
Exhibit B: List of Peptides in Competitive Products
Exhibit C: Supply Agreement Terms and Quality Agreement Terms
Exhibit A
Synergy Licensed Patents

*

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.

Exhibit A1
List of Peptides for Divisional Patent Applications in Mainland China

*

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.
Exhibit B
List of Peptides in Competitive Products
Table I. GCRA Peptides (SP-304 Derivatives)

*

*

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.

Table II. Linaclotide and Derivatives

Name
*

*

*

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.
Table III. GCRA Peptides

Name
*

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.

Table IV. SP-304 Analogs, Uroguanylin , and Uroguanylin Analogs

Name
*

*

*

*

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.

Table V. Guanylin and Analogs

Name	Position of Disulfide bonds	Structure	SEQ ID NO
*

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.
Table VI. Lymphoguanylin and Analogs

Name	Position of Disulfide bonds	Structure	SEQ ID NO
*

*

*

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.

Table VII. ST Peptide and Analogues

Name	Position of Disulfide bonds	Structure	SEQ ID NO
*

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.
Exhibit C
Supply Agreement Terms and Quality Agreement Terms

Terms and descriptions outlined below, together with any terms contained or described in the Agreement, will serve as the basis for a definitive Supply Agreement and Quality Agreement between the Parties.

Product Supplied
Licensed Product unlabeled and unpackaged form. Current form of Licensed Product is 3mg tablet.

Synergy will not be required to supply Luoxin with Licensed Product in any form or presentation other than as set forth above.

Supply obligation	Clinical supply (if applicable) and commercial supply. Luoxin will have the right to assume manufacturing responsibilities in accordance with Section 7.5 of the Agreement.
Forecasting	On a monthly basis, Luoxin will provide a * month rolling forecast. The first * months of any such rolling forecast shall be binding.
Orders	Firm orders will be placed by Luoxin * months prior to the requested release date by way of a written purchase order. Firm orders will have mutually agreed upon minimum lot size requirements.
IncoTerm	Licensed Products will be supplied to Luoxin EXW Synergy’s (or its Third Party contract manufacturer’s) facility, which currently is the manufacturing plant of * (*). Title to the Licensed Product shall transfer at delivery. Luoxin understands that the delivery locations for Licensed Products may be subject to change. Synergy will assist Luoxin in obtaining custom clearance by providing Louxin with appropriate documentation at the time of delivery.
Shelf Life	Licensed Products will have a remaining shelf life of at least *% of the approved shelf life of such Licensed Products from the date of delivery.
Delivery	*
Documents	Synergy will provide Licensed Product-specific documents for the Licensed Product supplied (including a Certificate of Analysis for drug product and release documentation for finished packaged product).
Pricing	As set forth in Section 7.2 of the Agreement.
Specifications	Licensed Products will comply with specifications set forth in the quality agreement.
Testing	Synergy will provide and manage all testing and retention programs required by applicable Laws (and will conduct all retesting), including stability testing. Luoxin shall have the right to test the Licensed Product in accordance with CFDA requirements (provided that, any costs incurred by Synergy in conducting technology transfers to Luoxin in connection with such testing shall be borne by Luoxin).
Audit Right	Luoxin will have the right to accompany Synergy in any of its scheduled inspections of the manufacturing site(s) of Synergy’s Third Party contract manufacturers utilized for manufacturing or filling of the Licensed Product. Luoxin will have the right, no more than once each calendar year, during normal business hours, to audit Synergy’s books and records located in Synergy’s offices, for quality compliance purposes.
Official Inspection	Synergy will permit, and cause its Third Party contract manufacturers to permit, officials of any Regulatory Authority in the Luoxin Territory to inspect the manufacturing facility utilized for manufacturing the Licensed Product, and will inform Luoxin promptly of any planned or anticipated inspection by a Regulatory Authority in the Luoxin Territory. Synergy will provide Luoxin with copies of reports and communications with the Regulatory Authority in connection therewith (which will be redacted to include information solely related to Licensed Products).
Representation, Warranties, and Covenants	The Supply Agreement will contain customary provisions with respect to mutual representation and warranties. Synergy will warrant that at the time of delivery, Licensed Product will conform to all Specifications, cGMP, and provisions set forth in the Quality Agreement.